Filed pursuant to Rule 424(b)(3)
Registration No. 333-175109

PROSPECTUS

OFFER TO EXCHANGE

$550,000,000 7 1/8% Senior Notes due 2018
for
$550,000,000 7 1/8% Senior Notes due 2018
that have been registered under the Securities Act of 1933

     We are offering to exchange new 7 1/8% Senior Notes due 2018 (which we refer to as the “new notes”) for our currently outstanding 7 1/8% Senior Notes due 2018 (which we refer to as the “old notes”) on the terms and subject to the conditions detailed in this prospectus and the accompanying letter of transmittal.

     The exchange offer expires at 5:00 p.m., New York City time, on August 9, 2011, unless extended. We will exchange all old notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer. You may withdraw tenders of old notes at any time before the exchange offer expires.

     The form and terms of the new notes will be identical in all material respects to the form and terms of the old notes, except that the new notes:

•	will have been registered under the Securities Act;
•	will not bear restrictive legends restricting their transfer under the Securities Act;
•	will not be entitled to the registration rights that apply to the old notes; and
•	will not contain provisions relating to increased interest rates in connection with the old notes under circumstances related to the timing of the exchange offer.

     The new notes will be senior unsecured obligations of Griffon and will be guaranteed on a senior unsecured basis by Clopay Building Products Company, Inc., Clopay Plastic Products Company, Inc., Telephonics Corporation and Ames True Temper, Inc. The entities providing such guarantees are referred to collectively as the “guarantors.” The new notes and new note guarantees will be:

•

equal in right of payment to all of Griffon’s and the guarantors’ existing and future unsecured indebtedness and other obligations that are not, by their terms, expressly subordinated in right of payment to the new notes and new note guarantees;

•

effectively subordinated to all of Griffon’s and the guarantors’ existing and future secured indebtedness and other obligations to the extent of the value of the collateral securing that indebtedness and other obligations;

•	structurally subordinated to all existing and future indebtedness and other obligations of any of Griffon’s or the guarantors’ subsidiaries that do not guarantee the new notes; and

•	senior in right of payment to any of Griffon’s and the guarantors’ existing and future subordinated indebtedness.

     Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with re-sales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that we will make this prospectus available to any broker-dealer for use in connection with any such resale during the period ending on the earlier of (i) 180 days from the date on which this registration statement becomes or is declared effective and (ii) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities. See “Plan of Distribution.”

     See “Risk Factors” beginning on page 9 for a discussion of risks that should be considered by holders prior to tendering their old notes in the exchange offer and that should be considered by prospective holders of the notes.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 11, 2011.

     Rather than repeat certain information in this prospectus that we have already included in reports filed with the Securities and Exchange Commission, this prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. We will provide this information to you at no charge upon written or oral request directed to: Griffon Corporation, 712 Fifth Avenue, 18th Floor, New York, New York 10019, telephone (212) 957-5000. In order to ensure timely delivery of the information, any request should be made no later than five business days before the expiration date of the exchange offer.

     We have not authorized any person to give you any information or to make any representations about the exchange offer other than those contained in this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information or representations that others may give you. This prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates. In addition, this prospectus is not an offer to sell or the solicitation of an offer to buy those securities in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make an offer or solicitation. The delivery of this prospectus and any exchange made under this prospectus do not, under any circumstances, mean that there has not been any change in the affairs of Griffon Corporation or its subsidiaries since the date of this prospectus or that information contained in this prospectus is correct as of any time subsequent to its date.

i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

          This prospectus includes statements that are, or may deemed to be, “forward-looking statements.” These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “intends,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We believe that these risks and uncertainties include, but are not limited to, those described in the “Risk Factors” section of this prospectus. These factors should not be construed as exhaustive and should be read with the other cautionary statements in this prospectus. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus. In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in which we operate are consistent with the forward-looking statements contained in this prospectus, those results of operations, financial condition and liquidity or developments may not be indicative of results or developments in subsequent periods.

          Among the factors that may cause actual results and expectations to differ from anticipated results and expectations expressed in such forward-looking statements are the following:

•	our substantial indebtedness could adversely affect our financial condition;

•	current economic conditions and uncertainties in the housing, credit and capital markets;

•	our ability to achieve expected savings from cost control, integration and disposal initiatives;

•

we are continuously evaluating acquisition opportunities, which involves numerous risks including difficulties in assimilating the acquired company’s operations, the diversion of our management’s attention from other business concerns, and risks of entering into markets in which we have had no or only limited direct experience;

•	increasing competition and pricing pressures in the markets served by us;

•	changes in trends that negatively impact the anticipated growth of our core products;

•	our ability to expand into new geographic and product markets and to anticipate and meet customer demands for new products and product enhancements and innovations;

•	reduced military spending by the government on projects for which we supply products;

•	increases in the cost of raw materials such as resin and steel;

•	the potential impact of seasonal variations and uncertain weather patterns on our business;

•	political events that could impact the worldwide economy;

•	a downgrade in our credit ratings;

•	changes in international economic conditions including interest rate and currency exchange fluctuations;

•	the reliance of our business on particular third party suppliers and manufacturers to meet customer demands;

•	the relative mix of products and services offered by our businesses, which impacts margins and operating efficiencies;

•	short-term capacity constraints or prolonged excess capacity;

•	unforeseen developments in contingencies, such as litigation;

•	unfavorable results of government agency contract audits;

•	our ability to adequately protect and maintain the validity of our patent and other intellectual property rights;

•	the cyclical nature of our business; and

•	possible terrorist threats and actions and their impact on the global economy.

ii

          Any forward-looking statements, which we make in this prospectus, speak only as of the date of such statement, and we undertake no obligation to update such statements. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

iii

SUMMARY

          This summary highlights some of the information contained, or incorporated by reference, in this prospectus to help you understand our business, the exchange offer and the notes. It does not contain all of the information that is important to you. You should carefully read this prospectus in its entirety, including the information incorporated by reference into this prospectus, to understand fully the terms of the new notes, as well as the other considerations that are important to you in making your investment decision. You should pay special attention to the “Risk Factors” beginning on page 9 and the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page ii. Unless the context otherwise requires:

•	“Griffon” refers solely to Griffon Corporation and not its subsidiaries;

•	“we,” “us,” and “our” refers to Griffon Corporation and its subsidiaries;

•	“old notes” refers to the $550 million aggregate principal amount of 7 1/8% Senior Notes due 2018 issued on March 17, 2011 prior to the exchange;

•	“new notes” refers to the $550 million aggregate principal amount of 7 1/8% Senior Notes due 2018 offered in exchange for the old notes pursuant to this prospectus;

•	“notes” refers collectively to the old notes and the new notes;

•	“New Credit Facility” refers to our $200 million cash-flow revolving credit facility entered into on March 18, 2011; and

•

“Transactions” refers collectively to the issuance of the old notes on March 17, 2011, the repayment of our then-outstanding senior secured term loan facility and senior secured revolving credit facilities on March 17, 2011, and our entry into the New Credit Facility.

Our Company

          Griffon Corporation (NYSE:GFF) is a diversified holding company that manages wholly-owned subsidiaries with leading market share across a variety of industries. Griffon actively oversees these subsidiaries providing them with a variety of services including the allocation of its resources among them and the management of their budgeting, liquidity and capital spending. Additionally, Griffon provides direction and assistance in connection with acquisitions, divestitures and other growth opportunities in its role in overseeing each of these subsidiaries’ general strategy. Griffon has organized these subsidiaries into three business segments: Home & Building Products (“HBP”), Clopay Plastic Products (“Plastics” or “PPC”) and Telephonics Corporation (“Telephonics”).

Home & Building Products

          Home & Building Products includes Clopay Building Products Company, Inc. (“BPC”) and Ames True Temper, Inc. (“ATT”), which was acquired on September 30, 2010. These businesses serve distinct segments of the broader building products industry and are leaders in their respective core markets.

Clopay Building Products

          BPC is the leading manufacturer and marketer of residential garage doors and among the leading manufacturers of commercial sectional doors in North America. The majority of BPC’s sales go to home remodeling and renovation, with the balance going to the new residential housing and commercial building markets. BPC brings nearly 50 years of experience and innovation to the garage door industry.

          BPC’s strong family of brands includes Clopay®, America’s Favorite Garage Doors®; Holmes Garage Door Company® and IDEAL Door®. BPC products are sold to approximately 2,000 independent professional installing dealers and to major home center chains throughout North America.

          With two manufacturing facilities and 51 distribution centers across the U.S. and Canada, BPC is a preferred supplier for many of North America’s most notable home center retailers. BPC is also a leading supplier of commercial overhead doors and in 2010 launched a line of entry door systems uniquely designed to complement its popular residential garage door styles.

Ames True Temper

          ATT is the leading U.S. provider of non-powered landscaping products that make work easier for homeowners and professionals. Through ATT, we manufacture and market one of the broadest product portfolios in the non-powered landscaping products industry. This portfolio is anchored by two core product categories: long handle tools and wheelbarrows.

          ATT has a global manufacturing strategy, based upon a blend of domestic manufacturing and sourced product. This makes ATT cost competitive and allows it to provide a high level of customer service. Driven by the strength of our extensive brand portfolio, high product quality, high level of customer service and strong customer relationships, ATT has earned market-leading positions in the long handle tool and wheelbarrow product lines. ATT sells products primarily in the U.S. and Canada through home centers and mass merchandisers, wholesale chains, and industrial distributors.

Clopay Plastic Products

          PPC produces and develops specialty plastic films and laminates for a variety of hygienic, healthcare and industrial uses in the U.S. and certain international markets. Products include thin gauge embossed and printed films, elastomeric films and laminates of film and non-woven fabrics. These products are used primarily as moisture barriers in disposable infant diapers, adult incontinence products and feminine hygiene products, as protective barriers in single-use surgical and industrial gowns, drapes and equipment covers, and packaging for hygienic products, house wrap and other products. PPC’s products are sold through a direct sales force primarily to multinational consumer and medical products companies. PPC’s customers include consumer, health care and industrial companies.

Telephonics Corporation

          Telephonics specializes in advanced electronic information and communication systems for defense, aerospace, civil and commercial applications for the U.S. government and its agencies, commercial aerospace and defense companies and international markets. Telephonics designs, develops, manufactures, sells, and provides logistical support for aircraft intercommunication systems, radar, air traffic management, identification friend or foe equipment, integrated homeland security systems and custom, mixed-signal, application-specific, integrated circuits. Telephonics is a leading supplier of airborne maritime surveillance radar and aircraft intercommunication management systems, the segment’s two largest product lines. In addition to traditional defense products used predominantly by the U.S. Government and its agencies, Telephonics has adapted its core technologies to products used in international markets in an effort to further increase its presence in both non-defense government and commercial markets. Telephonics is generally a first-tier supplier of information and communication systems to prime contractors in the defense industry and is often a prime contractor to the U.S. Department of Defense and the U.S. Department of Homeland Security.

Organizational Chart

          The following chart summarizes our organizational structure and principal indebtedness as of March 31, 2011. This chart is provided for illustrative purposes only and does not show all of our or our subsidiaries’ obligations.

(1)	ESOP loans had $11.7 million available for withdrawal at March 31, 2011.

(2)

Indebtedness of foreign subsidiaries of Clopay Plastic Products Company includes a Euro 20 million term loan and a Euro 10 million revolver (both of which were undrawn as of March 31, 2011), and an approximately $5 million Brazilian-subsidiary line of credit, which had an outstanding balance of $2.0 million as of March 31, 2011.

Recent Developments

          On April 22, 2011 we filed an 8-K/A to further amend our Current Report on Form 8-K that was originally filed on October 1, 2010 and which was subsequently amended through the filing of an 8-K/A on each of November 12, 2010 and November 16, 2010, to provide financial statements of ATT Holding Co. as of and for the year ended September 30, 2010. On June 24, 2011, we filed a Current Report on Form 8-K, which is incorporated by reference herein, to recast our Annual Report on Form 10-K for the year ended September 30, 2010 and our Quarterly Report on Form 10-Q for the six-month and quarterly period ended March 31, 2011 to provide guarantor financial information pursuant to Rule 3-10 of Regulation S-X regarding certain of our subsidiaries that guarantee the notes.

Corporate Information

          Griffon was incorporated in New York in 1959 and was reincorporated in Delaware in 1970. We changed our name to Griffon Corporation in 1995. Our principal executive offices are located at 712 Fifth Avenue, New York, New York, 10019, and our telephone number is (212) 957-5000. Our website is located at http://www.griffoncorp.com. We have not incorporated by reference into this prospectus the information included on, or linked from, our website, and you should not consider it to be part of this prospectus.

The Exchange Offer

          The summary below describes the principal terms of the exchange offer and is not intended to be complete. Certain of the terms and conditions described below are subject to important limitations and exceptions. The section of this prospectus entitled “The Exchange Offer” contains a more detailed description of the terms and conditions of the exchange offer.

          On March 17, 2011, we issued and sold $550,000,000 7 1/8% Senior Notes due 2018 in a private placement. In connection with the private placement, we entered into a registration rights agreement with the initial purchasers of the old notes in which we agreed to deliver this prospectus to you and to complete an exchange offer for the old notes.

Notes Offered	$550,000,000 7 1/8% Senior Notes due 2018.

The issuance of the new notes will be registered under the Securities Act of 1933, as amended (the “Securities Act”). The terms of the new notes and old notes are identical in all material respects, except for transfer restrictions, registration rights relating to the old notes and certain provisions relating to increased interest rates in connection with the old notes under circumstances related to the timing of the exchange offer. You are urged to read the discussions under the heading “The New Notes” in this Summary for further information regarding the new notes.

The Exchange Offer	We are offering to exchange up to $550 million aggregate principal amount of the new notes for an identical principal amount of the old notes.

Old notes may be exchanged in denominations of $2,000 and higher integral multiples of $1,000. In this prospectus, the term “exchange offer” means this offer to exchange new notes for old notes in accordance with the terms set forth in this prospectus and the accompanying letter of transmittal. You are entitled to exchange your old notes for new notes.

Expiration Date; Withdrawal of Tender

The exchange offer will expire at 5:00 p.m., New York City time, on August 9, 2011, or such later date and time to which it may be extended by us. The tender of old notes pursuant to the exchange offer may be withdrawn at any time prior to the expiration date of the exchange offer. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof promptly after the expiration or termination of the exchange offer.

Conditions to the Exchange Offer

Our obligation to complete the exchange offer is subject to the satisfaction or waiver of customary conditions. See “The Exchange Offer—Conditions to the Exchange Offer.” We reserve the right to assert or waive these conditions in our sole discretion, and to terminate or withdraw the exchange offer if any of these conditions are not satisfied or waived.

Procedures for Tendering Old Notes	If you wish to accept the exchange offer and tender your old notes, you must either:

•

complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, in accordance with its instructions and the instructions in this prospectus, and mail or otherwise deliver such letter of transmittal, or the facsimile, together with the old notes and any other required documentation, to the exchange agent at the address set forth herein; or

•

if old notes are tendered pursuant to book-entry procedures, the tendering holder must arrange with the Depository Trust Company, or DTC, to cause an agent’s message to be transmitted through DTC’s Automated Tender Offer Program System with the required information (including a book-entry confirmation) to the exchange agent.

Broker-Dealers

Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See “Plan of Distribution.”

Use of Proceeds	We will not receive any proceeds from the exchange offer. See “Use of Proceeds.”

Exchange Agent	Wells Fargo Bank, National Association, is serving as the exchange agent in connection with the exchange offer.

Federal Income Tax Consequences

Holders of the old notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the exchange of the old notes for new notes. See “Certain Material U.S. Federal Income Tax Considerations.”

The New Notes

          The summary below describes the principal terms of the new notes and is not intended to be complete. Many of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Notes” section of this prospectus contains a more detailed description of the terms and conditions of the new notes.

Issuer	Griffon Corporation

Notes Offered	$550,000,000 principal amount of 7 1/8% senior notes due 2018.

Maturity	April 1, 2018.

Interest Rate	7 1/8% per year (calculated using a 360-day year).

Interest Payment Dates

April 1 and October 1, beginning on October 1, 2011. With respect to the initial interest payment on the new notes, interest on each new note will accrue from the last interest payment date on which interest was paid on the outstanding old note surrendered in exchange therefor or, if no interest has been paid on such outstanding old note, from the date of the original issuance of such outstanding old note.

Guarantees

The new notes will be initially unconditionally guaranteed on a joint and several and senior unsecured basis by Clopay Building Products Company, Inc., Clopay Plastic Products Company, Inc., Telephonics Corporation and Ames True Temper, Inc.

If we or any of our restricted subsidiaries organize, acquire, transfer assets to or otherwise invest in any newly created or acquired domestic restricted subsidiary (other than a domestic restricted subsidiary if the Net Book Value (as defined herein) of such domestic restricted subsidiary’s assets, when taken together with the aggregate Net Book Value of the assets of all other domestic restricted subsidiaries that are not guarantors, as of such date, does not exceed in the aggregate $50.0 million), then such domestic restricted subsidiary shall unconditionally guarantee the new notes.

In addition, to the extent that the collective Net Book Value of the assets of our non-guarantor domestic restricted subsidiaries, as of the date of the organization, acquisition, transfer of assets to or investment in a non-guarantor domestic restricted subsidiary, exceeds $50.0 million, then, one or more of such non-guarantor domestic restricted subsidiaries shall guarantee the new notes, such that the collective Net Book Value of the assets of all remaining non-guarantor domestic restricted subsidiaries does not exceed $50.0 million.

Notwithstanding the foregoing, from and after the issue date, we will not permit any of our restricted subsidiaries, directly or indirectly, by way of pledge, intercompany note or otherwise, to assume, guarantee or in any other manner become liable with respect to any indebtedness (other than the new notes) of Griffon or any of our domestic restricted subsidiaries, unless, in any such case, such restricted subsidiary guarantees the new notes, provided that a restricted subsidiary will not be required to guarantee the new notes to the extent it is prohibited by law.

See “Description of Notes—Certain Covenants—Subsidiary Guarantees.”

Ranking	The new notes and new note guarantees will be senior unsecured obligations of Griffon and the guarantors and will be:

•

effectively subordinated to all our and the guarantors’ existing and future secured indebtedness and other obligations to the extent of the value of the collateral securing that indebtedness and other obligations;

• structurally subordinated to all existing and future indebtedness and other obligations of any of our or the guarantors’ subsidiaries that do not guarantee the new notes; and

• senior in right of payment to any of our and the guarantors’ existing and future subordinated indebtedness.

As of March 31, 2011 we had $696.7 million of indebtedness, $46.2 million of which was secured indebtedness, and additional availability of $179.5 million under the New Credit Facility, reflecting $20.5 million in outstanding letters of credit.

Not all of our subsidiaries will guarantee the new notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor subsidiaries, the non-guarantor subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. For the fiscal year ended September 30, 2010, on a pro forma basis after giving effect to the Transactions and our acquisition of ATT, and for the six month ended March 31, 2011, our non-guarantor subsidiaries generated 25% and 27%, respectively, of our consolidated total revenue, and 30% and 36%, respectively, of our consolidated earnings before interest, taxes, depreciation, amortization, cost of goods sold related to the sale of inventory that was recorded at fair value in connection with acquisition accounting for ATT, restructuring and impairment charges, deal costs, predecessor management fees, gain (loss) from extinguishment of debt and stock compensation (“EBITDA”) (see reconciliation to income from operations on page 23). In addition, at March 31, 2011 our non-guarantor subsidiaries, excluding equity investments in other subsidiaries and intercompany balances, held 26% of our total consolidated assets and 9% of our total consolidated liabilities.

Optional Redemption

We may redeem some or all of the new notes at any time prior to April 1, 2014, for cash at a redemption price equal to 100% of their principal amount plus a “make-whole” premium (as described under “Description of Notes—Optional Redemption”), plus accrued and unpaid interest to the redemption date. Additionally, we may redeem the new notes, in whole or in part, at any time on and after April 1, 2014 at the redemption prices listed under “Description of Notes—Optional Redemption,” plus accrued and unpaid interest to the redemption date.

Optional Redemption After Public Equity Offerings	At any time (which may be more than once) before April 1, 2014, we can choose to redeem up to 35% of the notes with the proceeds from one or more public equity offerings, as long as:

	•	we pay 107.125% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to the date of redemption;

	•	we redeem the notes within 90 days of completing the public equity offering; and

	•	at least 65% of the aggregate principal amount of notes issued remains outstanding afterwards.

Change of Control Offer

If a change in control of Griffon occurs, we must give holders of the new notes the opportunity to sell us their notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase.

See “Risk Factors—We may not be able to repurchase the new notes upon a change of control.”

Asset Sale Proceeds

If we, or our restricted subsidiaries, sell certain assets and do not reinvest the net proceeds in compliance with the indenture, we will be required to make an offer to use such proceeds to repurchase the new notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. See “Description of Notes—Repurchase at the Option of Holders—Asset Sales.”

Certain Indenture Provisions	The indenture governing the new notes contains covenants limiting our ability and the ability of our restricted subsidiaries to:

	•	incur additional debt, issue preferred stock or enter into sale and leaseback transactions;

•	pay dividends or distributions on our capital stock or repurchase our capital stock or make other restricted payments;

•	make certain investments;

•	create liens on our assets;

•	enter into transactions with affiliates;

•	merge, consolidate or sell substantially all of our assets;

•	transfer and sell assets;

•	create restrictions on dividends or other payments by our restricted subsidiaries; and

•	create guarantees of indebtedness by restricted subsidiaries.

These covenants are subject to a number of important limitations and exceptions. See “Description of Notes—Certain Covenants.” Many of these covenants will cease to apply to the new notes during any period that the new notes have investment grade ratings from both Moody’s Investors Service, Inc. and Standard & Poor’s and no default has occurred and is continuing under the indenture governing the new notes. See “Description of Notes—Suspension of Covenants.”

Risk Factors

          An investment in the new notes and participation in the exchange offer involve risks. You should carefully consider all of the information in this prospectus. In particular, you should evaluate the specific risk factors set forth under the caption “Risk Factors” in this prospectus.

RISK FACTORS

          You should carefully consider the risks described below, as well as the other information contained in this prospectus, before deciding whether to participate in the exchange offer. The actual occurrence of any of these risks could materially adversely affect our business, financial condition and results of operations. In that case, the value of the new notes could decline substantially, and you may lose part or all of your investment.

Risks Related to the Exchange Offer

If you fail to exchange your old notes for new notes your old notes will continue to be subject to restrictions on transfer and may become less liquid.

          We did not register the old notes under the Securities Act or any state securities laws, nor do we intend to do so after the exchange offer. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. If you do not exchange your old notes in the exchange offer, you will lose your right to have the old notes registered under the Securities Act, subject to certain limitations. If you continue to hold old notes after the exchange offer, you may be unable to sell the old notes.

          Because we anticipate that most holders of old notes will elect to exchange their old notes, we expect that the liquidity of the market for any old notes remaining after the completion of the exchange offer will be substantially limited. Any old notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount of the old notes outstanding. Following the exchange offer, if you do not tender your old notes you generally will not have any further registration rights, and your old notes will continue to be subject to certain transfer restrictions. Accordingly, the liquidity of the market for the old notes could be adversely affected.

     You must comply with the exchange offer procedures in order to receive new notes.

          The new notes will be issued in exchange for the old notes only after timely receipt by the exchange agent of the old notes or a book-entry confirmation related thereto, a properly completed and executed letter of transmittal or an agent’s message and all other required documentation. If you want to tender your old notes in exchange for new notes, you should allow sufficient time to ensure timely delivery. None of us, Griffon nor the exchange agent are under any duty to give you notification of defects or irregularities with respect to tenders of old notes for exchange. Old notes that are not tendered or are tendered but not accepted will, following the exchange offer, continue to be subject to the existing transfer restrictions. In addition, if you tender the old notes in the exchange offer to participate in a distribution of the new notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. For additional information, please refer to the sections entitled “The Exchange Offer” and “Plan of Distribution” later in this prospectus.

     Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the new notes.

          Based on interpretations of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983), we believe that you may offer for resale, resell or otherwise transfer the new notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “Plan of Distribution,” you will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer your new notes. In these cases, if you transfer any new note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange under the Securities Act, you may incur liability under the Securities Act. We do not and will not assume, or indemnify you against, this liability.

Risks Related to the Notes

     Our substantial indebtedness could adversely affect our financial condition.

          We have a significant amount of indebtedness. On March 31, 2011, we had total indebtedness of $696.7 million (including $550.0 million of senior unsecured debt under the old notes, $100.5 million of convertible subordinated debt and $46.2 million of other secured debt, including capital lease obligations).

          Our substantial indebtedness could have important consequences to you. For example, it could:

•	increase our vulnerability to general adverse economic and industry conditions;

•

require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes.

          We expect to use cash flow from operations and borrowings under our revolving credit facilities to meet our current and future financial obligations, including funding our operations, debt service and capital expenditures. Our ability to make these payments depends on our future performance, which will be affected by financial, business, economic and other factors, many of which we cannot control. Our business may not generate sufficient cash flow from operations in the future, which could result in our being unable to repay indebtedness, or to fund other liquidity needs. If we do not have enough capital, we may be forced to reduce or delay our business activities and capital expenditures, sell assets, obtain additional debt or equity capital or restructure or refinance all or a portion of our debt, including the new notes, on or before maturity. We cannot make any assurances that we will be able to accomplish any of these alternatives on terms acceptable to us, or at all. In addition, the terms of existing or future indebtedness, including the indenture governing the new notes, may limit our ability to pursue any of these alternatives.

We may not be able to generate sufficient cash to service all of our indebtedness, including the new notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

          Our ability to make scheduled payments or to refinance our debt obligations depends on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources,” incorporated herein by reference from our Annual Report on Form 10-K for the year ended September 30, 2010 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2011. If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets or operations, seek additional capital or restructure or refinance our indebtedness, including the new notes. We cannot assure you that we would be able to take any of these actions, that these actions would be successful and permit us to meet our scheduled debt service obligations or that these actions would be permitted under the terms of our existing or future debt agreements, including the indenture governing the new notes and the New Credit Facility. In the absence of such sufficient cash flows and capital resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. The indenture governing the new notes and the New Credit Facility contain restrictions on our ability to dispose of assets and to use the proceeds from any such disposition. We may not be able to consummate any such dispositions or generate adequate proceeds from such dispositions to meet our debt service obligations then due. See “Description of Other Indebtedness” and “Description of Notes.”

          If we cannot make scheduled payments on our debt, we will be in default and, as a result, our debt holders could declare all outstanding principal and interest to be due and payable and we could be forced into bankruptcy or liquidation, which could result in your losing your investment in the new notes.

     Griffon is a holding company and may not have access to sufficient cash to make payments on the new notes.

          Griffon is a holding company with no direct operations. Griffon’s principal assets are the equity interests it holds in its operating subsidiaries. As a result, Griffon is dependent upon dividends and other payments from its subsidiaries to generate the funds necessary to meet its outstanding debt service and other obligations. Griffon’s subsidiaries may not generate sufficient cash from operations to enable us to make principal and interest payments on our indebtedness, including the new notes. In addition, any payment of dividends, distributions, loans or advances to Griffon from its subsidiaries could be subject to restrictions on dividends or repatriation of earnings under applicable local law and monetary transfer restrictions in the jurisdictions in which Griffon’s subsidiaries operate. In addition, payments to Griffon from its subsidiaries will be contingent upon its subsidiaries’ earnings. Griffon’s subsidiaries are separate and distinct legal entities and, except for Griffon’s existing and future subsidiaries that are guarantors of the new notes, they will have no obligation, contingent or otherwise, to pay amounts due under the new notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment.

Despite current indebtedness levels, we may still be able to incur more indebtedness, which could further exacerbate the risks described herein.

          We may be able to incur substantial additional indebtedness in the future. The terms of our debt agreements, including the agreements governing the new notes and the New Credit Facility, do not prohibit us from doing so. If we incur any additional indebtedness that ranks equally with the new notes, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds paid to you. Additionally, we may borrow up to $200 million under the New Credit Facility. All of the borrowings under the New Credit Facility will be secured indebtedness. The subsidiaries that guarantee the new notes are also the guarantors under the New Credit Facility. See “Liquidity and Capital Resources,” incorporated herein by reference from our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, and “Description of New Notes.”

The agreements governing our indebtedness, including the new notes and the New Credit Facility, will restrict our ability to engage in some business and financial transactions.

          The agreements governing our indebtedness, including the new notes and the New Credit Facility, restrict our ability, and the ability of our restricted subsidiaries, to, among other things:

•	incur additional debt, issue preferred stock or enter into sale and leaseback transactions;

•	pay dividends or distributions on our capital stock or repurchase our capital stock or make other restricted payments;

•	make certain investments;

•	create liens on our assets;

•	enter into transactions with affiliates;

•	merge, consolidate or sell substantially all of our assets;

•	transfer and sell assets;

•	create restrictions on dividends or other payments by our restricted subsidiaries; and

•	create guarantees of indebtedness by restricted subsidiaries.

          Our ability to borrow under the New Credit Facility depends upon compliance with these covenants. Events beyond our control could affect our ability to meet these covenants. Our failure to comply with obligations under the agreements governing the new notes and the New Credit Facility may result in an event of default under the agreements governing the new notes and the New Credit Facility, respectively. A default, if not cured or waived, may permit acceleration of this indebtedness and our other indebtedness. We may not have funds available to remedy these defaults. If our indebtedness is accelerated, we may not have sufficient funds available to pay the accelerated indebtedness and may not have the ability to refinance the accelerated indebtedness on terms favorable to us or at all.

Variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

          Certain of our borrowings, primarily borrowings under the New Credit Facility, will be at variable rates of interest and expose us to interest rate risk. As such, our net income is sensitive to movements in interest rates. There are many economic factors outside our control that have in the past, and may in the future, impact rates of interest including publicly announced indices that underlie the interest obligations related to a certain portion of our debt. Factors that impact interest rates include governmental monetary policies, inflation, recession, changes in unemployment, the money supply, international disorder and instability in domestic and foreign financial markets. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income would decrease. Such increases in interest rates could have a material adverse effect on our financial conditions and results of operations.

The new notes will be effectively subordinated to all of our existing and future secured debt, to the existing and future secured debt of the subsidiary guarantors, and to the existing and future debt of the subsidiaries that do not guarantee the new notes.

          The new notes will be effectively subordinated to all of our existing and future secured debt, to the existing and future secured debt of the subsidiary guarantors, and to the existing and future debt of the subsidiaries that do not guarantee the new notes. The new notes are not secured by any of Griffon’s assets or the assets of the subsidiary guarantors. As a result, the indebtedness represented by the new notes will effectively be subordinated to any secured indebtedness that Griffon or the subsidiary guarantors may incur, to the extent of the value of the assets securing such indebtedness. The terms of the indenture governing the new notes permit Griffon and the subsidiary guarantors to incur secured debt, subject to limitations. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding up, liquidation or reorganization, or other bankruptcy proceeding, any secured creditors would have a superior claim to their collateral. In the event of the dissolution, winding up, liquidation or reorganization, or other bankruptcy proceeding of a subsidiary that is not a guarantor, creditors of that subsidiary would generally have the right to be paid in full before any distribution is made to us or the holders of the new notes. If any of the foregoing occur, we cannot assure you that there will be sufficient assets to pay amounts due on the new notes.

          As of March 31, 2011:

•	our consolidated senior secured indebtedness, including capital leases, totaled approximately $46.2 million;

•	our consolidated senior unsecured indebtedness totaled approximately $550 million;

•	our consolidated convertible subordinated indebtedness totaled approximately $100.5 million; and

•	our subsidiaries guaranteeing the notes had indebtedness, including subsidiary guarantees of Griffon’s indebtedness, of approximately $565.8 million, of which approximately $15.8 million was secured.

          For the fiscal year ended September 30, 2010, on a pro forma basis after giving effect to the Transactions and our acquisition of ATT, and for the six months ended March 31, 2011, our non-guarantor subsidiaries generated 25% and 27%, respectively, of our consolidated total revenue, and 30% and 36%, respectively, of our consolidated EBITDA. In addition, at March 31, 2011, our non-guarantor subsidiaries, excluding equity investments in other subsidiaries and intercompany balances, held 26% of our total consolidated assets and 9% of our total consolidated liabilities. For a presentation of the financial information required by Rule 3-10 of Regulation S-K for our subsidiaries guaranteeing the notes and our non-guarantor subsidiaries, see the footnotes to our financial statements incorporated herein by reference from our Form 8-K filed with the SEC on June 24, 2011.

     If we default on our obligations to pay our other indebtedness we may not be able to make payments on the new notes.

          Any default under the agreements governing our indebtedness, including a default under the New Credit Facility, that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could make us unable to pay principal, premium, if any, and interest on the new notes and substantially decrease the market value of the new notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants in the instruments governing our indebtedness (including covenants in the indenture governing the new notes and the agreement governing the New Credit Facility), we could be in default under the terms of the agreements governing such indebtedness. In the event of such a default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under the New Credit Facility could elect to terminate their commitments thereunder and cease making further loans and institute foreclosure proceedings against our assets and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to obtain waivers from the required lenders under the New Credit Facility to avoid being in default. If we breach our covenants under the agreement governing the New Credit Facility and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under the New Credit Facility, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

     We may not be able to repurchase the new notes upon a change of control.

          Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding new notes at 101% of their principal amount, plus accrued and unpaid interest. We may not be able to repurchase the new notes upon a change of control because we may not have sufficient funds. Further, we may be contractually restricted under the terms of our agreements governing our indebtedness from repurchasing all of the new notes tendered by holders upon a change of control. Accordingly, we may not be able to satisfy our obligations to purchase your new notes unless we are able to refinance or obtain waivers under the agreements governing such indebtedness. Our failure to repurchase the new notes upon a change of control would cause a default under the indenture and a cross-default under the agreement governing the New Credit Facility. The New Credit Facility also provides that a change of control, as defined in the agreement governing such facility, will be a default that permits lenders to accelerate the maturity of borrowings thereunder and, if such debt is not paid, to enforce security interests in the collateral securing such debt, thereby limiting our ability to raise cash to purchase the new notes, and reducing the practical benefit of the offer-to-purchase provisions to the holders of the new notes. Any of our future debt agreements may contain similar provisions.

          In addition, the change of control provisions in the indenture may not protect you from certain important corporate events, such as a leveraged recapitalization (which would increase the level of our indebtedness), reorganization, restructuring, merger or other similar transaction. Such a transaction may not involve a change in voting power or beneficial ownership or, even if it does, may not involve a change that constitutes a “Change of Control” as defined in the indenture that would trigger our obligation to repurchase the new notes. If an event occurs that does not constitute a “Change of Control” as defined in the indenture, we will not be required to make an offer to repurchase the new notes and you may be required to continue to hold your new notes despite the event. See “Description of Notes—Change of Control Offer.”

Federal and state fraudulent transfer laws permit a court to void the new notes and the new note guarantees, and, if that occurs, you may not receive any payments on the new notes.

          The issuance of the new notes and the new note guarantees may be subject to review under federal and state fraudulent transfer and conveyance statutes. While the relevant laws may vary from state to state, under such laws the payment of consideration will generally be a fraudulent conveyance if (1) we paid the consideration with the intent of hindering, delaying or defrauding creditors or (2) we or any of our guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for issuing either the new notes or a new note guarantee and, in the case of (2) only, one of the following is also true:

•	we or any of our guarantors were insolvent or rendered insolvent by reason of the incurrence of the indebtedness;

•	payment of the consideration left us or any of our guarantors with an unreasonably small amount of capital to carry on its business; or

•	we or any of our guarantors intended to, or believed that we or it would, incur debts beyond our or its ability to pay those debts as they mature.

          If a court were to find that the issuance of the new notes or a new note guarantee was a fraudulent conveyance, the court could void the payment obligations under the new notes or such new note guarantee or subordinate the new notes or such new note guarantee to presently existing and future indebtedness of ours or such guarantor, or require the holders of the new notes to repay any amounts received with respect to the new notes or such new note guarantee. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the new notes. Further, the voidance of the new notes could result in an event of default with respect to our other debt and that of our guarantors that could result in acceleration of such indebtedness.

          Generally, an entity would be considered insolvent if at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

          We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were solvent at the relevant time, or regardless of the standard that a court uses, that the issuance of the new notes and the new note guarantees would not be subordinated to our or any guarantor’s other debt. If the guarantees were legally challenged, any guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration. A court could thus void the obligations under the guarantees, subordinate them to the applicable guarantor’s other debt or take other action detrimental to the holders of the new notes.

Your ability to transfer the new notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the new notes.

          The new notes are a new issue of securities for which there is no established public market. We do not intend to have the new notes listed on a national securities exchange or to arrange for quotation on any automated dealer quotation systems. The initial purchasers have advised us that they intend to make a market in the new notes, as permitted by applicable laws and regulations; however, the initial purchasers are not obligated to make a market in the new notes, and they may discontinue their market-making activities at any time without notice. Therefore, we cannot assure you as to the development or liquidity of any trading market for the new notes. The liquidity of any market for the new notes will depend on a number of factors, including:

•	the number of holders of new notes;

•	our operating performance and financial condition;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the new notes; and

•	prevailing interest rates.

          Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the new notes. We cannot assure you that the market, if any, for the new notes will be free from similar disruptions or that any such disruptions may not adversely affect the prices at which you may sell your new notes. Therefore, we cannot assure you that you will be able to sell your new notes at a particular time or the price that you receive when you sell will be favorable.

     The amount that can be collected under the guarantees will be limited.

          Each of the guarantees will be limited to the maximum amount that can be guaranteed by a particular guarantor without rendering the guarantee, as it relates to that guarantor, avoidable. See “Risk Factors—Federal and state fraudulent transfer laws permit a court to void the new notes and the new note guarantees, and, if that occurs, you may not receive any payments on the new notes.” In general, the maximum amount that can be guaranteed by a particular guarantor may be significantly less than the principal amount of the new notes. This provision may not be effective to protect the guarantees from being voided under fraudulent transfer law, or may eliminate the guarantor’s obligations or reduce the guarantor’s obligations to an amount that effectively makes the guarantee worthless.

Risks Related to Our Business

     Acquisition of Ames True Temper, Inc.

          On September 30, 2010, we purchased all of the outstanding stock of the parent company of ATT for total consideration of $542 million, subject to certain adjustments.

          We will face risks commonly encountered with a substantial acquisition and related financing including:

•	we may have failed to identify material problems and liabilities in its due diligence review;

•	we may fail to successfully integrate certain aspects of the operations, administrative functions and personnel of ATT;

•	we have a lean corporate senior management team which could be distracted by the time and commitment required in connection with the integration of ATT;

•	risks associated with expanding into new geographic regions such as the Far East and Australia, including new business cultures and new regulatory environments;

•	we may fail to maintain good relationships with employees, suppliers and customers of ATT following the change in ownership; and

•	the additional indebtedness incurred to fund the acquisition of ATT could adversely affect our liquidity and financial stability.

     Current worldwide economic uncertainty and market volatility could adversely affect our businesses.

          The current worldwide economic uncertainty, market volatility and credit crisis will continue to have an adverse effect on us during 2011, particularly in Home & Building Products segment, which is substantially linked to the U.S. housing market and the general U.S. economy. Also, purchases of ATT products are discretionary for consumers and consumers are generally more willing to purchase products during periods in which favorable macroeconomic conditions prevail. Additionally, the current condition of the credit markets could impact our ability to refinance expiring debt, obtain additional credit for investments in current businesses or for acquisitions, with favorable terms, or there may be no financing available. We are also exposed to basic economic risks including a decrease in the demand for the products and services offered or a higher risk of default on our receivables.

     Adverse trends in the housing sector and in general economic conditions will directly impact our business.

          Our Home & Building Products segment is influenced by market conditions for new home construction and renovation of existing homes. For the year ended September 30, 2010 and the first six months of fiscal 2011, approximately 30% and 48%, respectively, of our consolidated revenue (approximately 48% and 48%, respectively, on a pro forma basis after giving effect to the acquisition of ATT) was derived from the Home & Building Products segment which is heavily dependent on new home construction and renovation of existing homes. The strength of the U.S. economy, the age of existing home stock, job growth, interest rates, consumer confidence and the availability of consumer credit, as well as demographic factors such as the migration into the United States and migration of the population within the United States also have an effect on Home & Building Products. In that respect, the significant downturn in the housing market has had an adverse effect on the operating results of Home & Building Products and this effect is likely to continue in 2011, particularly to its BPC business.

     We operate in highly competitive industries and may be unable to compete effectively.

          Our operating companies face intense competition in each of the markets served. There are a number of competitors, some of which are larger and have greater resources than our operating companies. We compete primarily on the basis of competitive prices, technical expertise, product differentiation, and quality of products and services. There can be no assurance that we will not encounter increased competition in the future, which could have a material adverse effect on our financial results.

     The loss of large customers can harm financial results.
          A small number of customers account for, and are expected to continue to account for a substantial portion of Griffon’s consolidated revenue.

     For the year ended September 30, 2010:

•	The United States Government and its agencies, through either prime or subcontractor relationships, represented 24% of Griffon’s consolidated revenue and 73% of Telephonics revenue.
•	Procter & Gamble represented 13% of Griffon’s consolidated revenue and 50% of Plastics revenue.
•	The Home Depot represented 12% of Griffon’s consolidated revenue and 26% of Home & Building Products revenue.
•	On a pro forma basis, The Home Depot represented 13% of Griffon’s consolidated revenue and 27% of Home & Building Products revenue.

     For the six months ended March 31, 2011:

•	The United States Government and its agencies, through either prime or subcontractor relationships, represented 18% of Griffon’s consolidated revenue and 75% of Telephonics revenue.
•	Procter & Gamble represented 14% of Griffon’s consolidated revenue and 50% of Plastics revenue.
•	The Home Depot represented 12% of Griffon’s consolidated revenue and 25% of Home & Building Products revenue.

     No other customers exceed 9% of consolidated revenue. Future operating results will continue to substantially depend on the success of Griffon’s largest customers and Griffon’s relationships with them. Orders from these customers are subject to fluctuation and may be reduced materially. The loss of all or a portion of volume from any one of these customers could have a material adverse impact on Griffon’s liquidity and operations.

     Also, Home & Building Products extends credit to its customers, which exposes it to credit risk. Their largest customer accounted for approximately 26% of Home & Building Products net accounts receivable and 10% of consolidated net accounts receivable as of September 30, 2010, and 27% of Home & Building Products net accounts receivable and 14% of its consolidated net accounts receivable as of March 31, 2011. If this customer were to become insolvent or otherwise unable to pay, the financial condition, results of operations and cash flows of the Home & Building Products segment would be adversely affected.

     Reliance on third party suppliers and manufacturers may impair ability to meet ATT’s customer demands.

          ATT relies on a limited number of domestic and foreign companies, including its joint venture partners, to supply components and manufacture certain of its products. The percentage of ATT’s products sourced, based on revenue, approximated 39% for the six months ended March 31, 2011. Reliance on third party suppliers and manufacturers may reduce control over the timing of deliveries and quality of ATT’s products. Reduced product quality or failure to deliver products quickly may jeopardize relationships with certain of ATT’s key customers. In addition, reliance on third party suppliers or manufacturers may result in failure to meet ATT’s customer demands. Continued turbulence in the worldwide economy may affect the liquidity and financial condition of ATT’s suppliers. Should any of these parties fail to manufacture sufficient supply, go out of business or discontinue a particular component, alternative suppliers may not be found in a timely manner, if at all. Such events could impact ATT’s ability to fill orders, which would have a material adverse effect on customer relationships.

     If we are unable to obtain raw materials for products at favorable prices it could adversely impact operating performance.

          Home & Building Products’ and Plastics’ suppliers primarily provide resin, wood and steel. Assurance cannot be provided that these segments may not experience shortages of raw materials or components for products or be forced to seek alternative sources of supply. If temporary shortages due to disruptions in supply caused by weather, transportation, production delays or other factors require raw materials to be secured from sources other than current suppliers, the terms may not be as favorable as current terms or material may not be available at all. In recent years, Home & Building Products and Plastics have experienced price increases in steel and plastic resins. While most key raw materials used in our businesses are generally available from numerous sources, raw materials are subject to price fluctuations. Because raw materials in the aggregate constitute a significant component of the cost of goods sold, price fluctuations could have a material adverse effect on our results of operations. Our ability to pass raw material price increases to customers is limited due to supply arrangements and competitive pricing pressure, and there is generally a time lag between increased raw material costs and implementation of corresponding price increases for our products. In particular, sharp increases in raw material prices are more difficult to pass through to customers and may negatively affect short-term financial performance.

     ATT is subject to risks associated with its operations in China.

          A substantial amount of ATT’s sourcing is done through Chinese joint ventures. China does not have a well-developed, consolidated body of laws governing foreign investment enterprises. Enforcement of existing laws or contracts based on existing law may be uncertain and sporadic, and it may be difficult to obtain swift and equitable enforcement or to obtain enforcement of a judgment by a court of another jurisdiction. The relative inexperience of China’s judiciary in many cases creates additional uncertainty as to the outcome of any litigation. In addition, interpretation of statutes and regulations may be subject to government policies reflecting domestic political changes. Furthermore, a substantial portion of ATT’s pruning tools, as well as all foam and fiberglass planters, are manufactured in China and must be shipped into the U.S. When they enter the U.S., these products may be subject to import quotas, import duties and other restrictions. Any inability to import these products into the U.S. and any tariffs that may be levied with respect to these products may have a material adverse result on ATT’s business and results of operations, financial position and cash flows.

     Our businesses are subject to seasonal variations and the impact of uncertain weather patterns.

          Historically, our revenue and income have been lowest in the second quarter ending March 31 and highest in the fourth quarter ending September 30, primarily due to the seasonality of BPC’s business. BPC’s revenue is driven by residential renovation and construction which is generally at reduced levels during the winter months. Because a high percentage of manufacturing overhead and operating expenses are relatively fixed throughout the year, operating margins have historically been lower in quarters with lower revenue. ATT’s lawn and garden products are used primarily in the spring and summer; in 2010, 61% of ATT’s sales occurred during the second and third quarters. A majority of ATT’s operating income and cash flow is generated in this period, and therefore ATT’s working capital needs and borrowings generally peak near the end of the second quarter in preparation for the spring selling season.

          With the inclusion of ATT’s operating results, starting in 2011, the first and second quarters are expected to be our lower revenue and income quarters.

          Demand for lawn and garden products is influenced by weather, particularly weekend weather during the peak gardening season. ATT’s sales volumes could be adversely affected by certain weather patterns such as unseasonably cool or warm temperatures, hurricanes, water shortages or floods. In addition, lack of snow or lower than average snowfall during the winter season may also result in reduced sales of certain ATT products, such as snow shovels and other snow tools. As a result, ATT’s results of operations, financial results and cash flows could be adversely impacted.

     Further consolidation in the retail industry may adversely affect profitability.

          Home centers and mass merchandisers have consolidated and increased in scale. If this trend continues, customers will likely seek more favorable terms for their purchases of products, which will limit our ability to pass through raw material or other cost increases, or to raise prices for any reason. Sales on terms less favorable than current terms could have a material adverse effect on profitability.

     Unionized employees could strike or participate in a work stoppage.

          We employ approximately 5,700 people on a full-time basis, approximately 500 of whom are covered by collective bargaining or similar labor agreements (all in the Telephonics and ATT businesses). If unionized employees engage in a strike or other work stoppage, or if we are unable to negotiate acceptable extensions of agreements with labor unions, a significant disruption of operations and increased operating costs could occur. In addition, any renegotiation or renewal of labor agreements could result in higher wages or benefits paid to unionized employees, which could increase operating costs and could have a material adverse effect on profitability.

     Trends in the baby diaper market will directly impact our business.

          Recent trends have been for baby diaper manufacturers to specify thinner plastic films for use in their products which reduces the amount of product sold and Plastics’ revenue; this trend has generally resulted in Plastics incurring costs to redesign and reengineer products to accommodate required specification changes. Such decreases, or the inability to meet changing customer specifications, could result in a material decline in Plastics revenue and profits.

     Telephonics’ business depends heavily upon government contracts and, therefore, the defense budget.

          Telephonics sells products to the U.S. government and its agencies both directly, and indirectly as a first-tier supplier to prime contractors in the defense industry such as Boeing, Lockheed Martin and Northrop Grumman. In the year ended September 30, 2010 and the six months ended March 31, 2011, U.S. government contracts and subcontracts accounted for approximately 24% and 18%, respectively of our consolidated revenue. Contracts involving the U.S. government may include various risks, including:

•	termination for convenience by the government;

•	reduction or modification in the event of changes in the government’s requirements or budgetary constraints;

•

increased or unexpected costs, causing losses or reduced profits under contracts where Telephonics’ prices are fixed, or determinations that certain costs are not allowable under particular government contracts;

•	the failure or inability of the prime contractor to perform its contract in circumstances where Telephonics is a subcontractor;

•

failure to observe and comply with government business practice and procurement regulations such that Telephonics could be suspended or barred from bidding on or receiving awards of new government contracts;

•	the failure of the government to exercise options for additional work provided for in contracts; and

•	the government’s right, in certain circumstances, to freely use technology developed under these contracts.

          The programs in which Telephonics participates may extend for several years, but are normally funded on an incremental basis. Decreases in the U.S. defense budget, in particular with respect to programs to which Telephonics supplies materials, could have a material adverse impact on Telephonics financial conditions, results of operations and cash flows. The U.S. government may not continue to fund programs to which Telephonics’ development projects apply. Even if funding is continued, Telephonics may fail to compete successfully to obtain funding pursuant to such programs.

     Telephonics’ business could be adversely affected by a negative audit by the U.S. Government.

          As a government contractor, and a subcontractor to government contractors, Telephonics is subject to audits and investigations by U.S. Government Agencies such as the Defense Contract Audit Agency, other Inspectors General and the Department of Justice. These agencies review a contractor’s performance under its contracts, cost structure and compliance with applicable laws, regulations and standards. These agencies also review the adequacy of, and a contractor’s compliance with, its internal control systems and policies, including the contractor’s management, purchasing, property, estimating, compensation, and accounting and information systems. Any costs found to be misclassified or improperly allocated to a specific contract will not be reimbursed or must be refunded if already billed and collected. Griffon could incur significant expenses in complying with audits and subpoenas issued by the government in aid of inquiries and investigations. If an audit or an investigation uncovers improper or illegal activities, Telephonics may be subject to civil and criminal penalties and/or administrative sanctions, which could include contract termination, forfeiture of profit, suspension of payments, fines and suspension or prohibition from doing business with the U.S. Government. In addition, if allegations of impropriety are made, Telephonics and Griffon could suffer serious reputational harm.

     We must continually improve existing products, design and sell new products and invest in research and development in order to compete effectively.

          The markets for Plastics and Telephonics are characterized by rapid technological change, evolving industry standards and continuous improvements in products. Due to constant changes in these markets, future success depends on their ability to develop new technologies, products, processes and product applications.

          Product and technological developments are accomplished both through internally-funded research and development projects, as well as through strategic partnerships with customers. Because it is not generally possible to predict the amount of time required and costs involved in achieving certain research and development objectives, actual development costs may exceed budgeted amounts and estimated product development schedules may be extended. Our financial condition and results of operations may be materially and adversely affected if:

•	product improvements are not completed on a timely basis;

•	new products are not introduced on a timely basis or do not achieve sufficient market penetration;

•	there are budget overruns or delays in research and development efforts; or

•	new products experience reliability or quality problems.

We may be unable to implement our acquisition growth strategy, which may result in added expenses without a commensurate increase in revenue and income and divert management’s attention.

          Making strategic acquisitions is a significant part of our growth plans. The ability to successfully complete acquisitions depends on identifying and acquiring, on acceptable terms, companies that either complement or enhance currently held businesses or expand us into new profitable businesses. We regularly review potential acquisition opportunities and frequently participate in processes in which we submit indications of interest. While we incur expenses in evaluating potential acquisition candidates and conducting due diligence, very few of these expressions of interest result in actual acquisitions. Although there are no agreements or understandings currently in place with regard to any specific acquisition candidate, given the number of acquisition candidates we evaluate, we may well effect an acquisition in the current fiscal year as a result of our ongoing acquisition growth strategy.

          After we complete an acquisition, we must properly integrate the acquired business in order to maximize profitability. The competition for acquisition candidates is intense and we cannot assure that we will successfully identify acquisition candidates and complete acquisitions at reasonable purchase prices, in a timely manner or at all. Further, there is a risk that acquisitions will not be properly integrated into our existing structure. In implementing an acquisition growth strategy, the following may be encountered:

•	costs associated with incomplete or poorly implemented acquisitions;

•	expenses, delays and difficulties of integrating acquired companies into our existing organization;

•	dilution of the interest of existing stockholders; or

•	diversion of management’s attention.

          An unsuccessful implementation of our acquisition growth strategy could have an adverse impact on our results of operations, cash flows and financial condition.

     The loss of certain key officers or employees could adversely affect our business.

          Our success is materially dependent upon the continued services of certain key officers and employees. The loss of such key personnel could have a material adverse effect on our operating results or financial condition.

We are exposed to a variety of risks relating to non-U.S. sales and operations, including non-U.S. economic and political conditions and fluctuations in exchange rates.

          We own properties and conduct operations in Europe, Canada, Australia, Mexico and South America. Sales of products through non-U.S. subsidiaries accounted for approximately 32% and 24% of consolidated revenue for the year ended September 30,

2010 and the six months ended March 31, 2011, respectively. These sales could be adversely affected by changes in political and economic conditions, trade protection measures, differing intellectual property rights laws and changes in regulatory requirements that restrict the sales of products or increase costs. Currency fluctuations between the U.S. dollar and the currencies in the non-U.S. regions in which we do business may also have an impact on future reported financial results. Non-U.S. sales were approximately 29% of total sales for the year ended September 30, 2010 (including ATT on a pro forma basis), and approximately 30% of total sales for the six months ended March 31, 2011.

     We may not be able to protect our proprietary rights.

          We rely on a combination of patent, copyright and trademark laws, trade secrets, confidentiality and non-disclosure agreements and other contractual provisions to protect proprietary rights. Such measures do not provide absolute protection and we cannot give assurance that measures for protecting these proprietary rights are and will be adequate, or that competitors will not independently develop similar technologies.

          We may inadvertently infringe on, or may be accused of infringing on, proprietary rights held by another party. We are regularly improving our technology and employing existing technologies in new ways. Though we take reasonable precautions to ensure we do not infringe on the rights of others, it is possible that we may inadvertently infringe on, or may be accused of infringing on, proprietary rights held by others. If we are found to have infringed on the propriety rights held by others, any related litigation or settlement relating to such infringement may have a material effect on our financial statements and financial condition.

     We are exposed to product liability claims.

          We may be the subject of product liability claims relating to the performance of our products or the performance of a product in which our products were a component part. There can be no assurance that future product liability claims will not be brought against us, either by an injured customer of an end product manufacturer who used one of the products as a component or by a direct purchaser. Moreover, no assurance can be given that indemnification from customers or coverage under insurance policies will be adequate to cover future product liability claims against us. In addition, product liability insurance can be expensive, difficult to maintain and may be unobtainable in the future on acceptable terms. The amount and scope of any insurance coverage may be inadequate if a product liability claim is successfully asserted.

     We have been, and may in the future be, subject to claims and liabilities under environmental laws and regulations.

          Our operations and assets are subject to environmental laws and regulations including those pertaining to the discharge of materials into the environment, the handling and disposal of wastes, including solid and hazardous wastes, remediation of contaminated sites or otherwise relating to health, safety and protection of the environment, in various jurisdictions in which we operate. Non-compliance with these requirements may result in significant fines or penalties limitations on our operations or claims for remediation costs, as well as alleged personal or property damages. We do not expect to make any expenditure with respect to ongoing compliance with or remediation under these environmental laws and regulations that would have a material adverse effect on our business, operating results or financial condition. However, the applicable requirements under environmental laws and regulations or their enforcement may change at any time.

          We have incurred and can incur environmental costs related to sites that are no longer owned or operated, as well as third-party sites to which hazardous materials are sent. It cannot be assured that material expenditures or liabilities will not be incurred in connection with such claims. See the Commitment and Contingencies footnote in the Notes to Consolidated Financial Statements for further information on environmental contingencies. Based on facts presently known, the outcome of current environmental matters are not expected to have a material adverse effect on our results of operations and financial condition. However, presently unknown environmental conditions, changes in environmental laws and regulations or their enforcement, any ultimate liability that exceeds our reserves or other unanticipated events may give rise to claims, or otherwise that may involve material expenditures or liabilities.

     Changes in income tax laws and regulations or exposure to additional income tax liabilities could adversely affect profitability.

          We are subject to federal, state and local income taxes in the United States and in various taxing jurisdictions outside the United States. Tax provisions and liabilities are subject to the allocation of income among various U.S. and international tax jurisdictions. Our effective tax rate could be adversely affected by changes in the mix of earnings in countries with differing statutory tax rates, changes in any valuation allowance for deferred tax assets or the amendment or enactment of tax laws. The amount of income taxes paid is subject to audits by U.S. Federal, state and local tax authorities, as well as tax authorities in the taxing jurisdictions outside the United States. If such audits result in assessments different from recorded income tax liabilities, our future financial results may include unfavorable adjustments to our income tax provision.

USE OF PROCEEDS

          We will not receive any proceeds from the exchange offer. Any old notes that are properly tendered and exchanged pursuant to the exchange offer will be retired and cancelled.

RATIO OF EARNINGS TO FIXED CHARGES

          Our consolidated ratio of earnings to fixed charges were as follows for the periods presented:

	For the Years Ended September 30,					Six Months Ended March 31,

	2006	2007	2008	2009	2010	2011

Ratio of earnings to fixed charges	3.5 x	2.2 x	1.0 x	1.9 x	1.5 x	0.2x

          For purposes of computing the ratio of earnings to fixed charges, earnings consists of income before income taxes plus fixed charges (exclusive of interest capitalized during the period) and amortization of capitalized interest. Fixed charges include interest expense, interest capitalized, amortization of capitalized expenses related to indebtedness and the portion of rental expense that is deemed representative of an interest factor. Due to a loss before taxes and discontinued operations for the six months ended March 31, 2011, earnings were insufficient to cover fixed charges by $23.8 million. The loss included $15.2 million of costs related to the sale of inventory that was recorded at fair value in connection with acquisition accounting related to the acquisition of ATT and $26.2 million related to the loss on debt extinguishment.

CAPITALIZATION

          The following table sets forth our cash and capitalization at March 31, 2011. You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto incorporated by reference into this prospectus.

March 31, 2011 ($ in Millions)

Cash and cash equivalents	$208.3

Debt:
Senior secured credit facilities:
Senior secured term loan facility	$—
Senior secured revolving credit facilities	—
New Credit Facility(1)	—
7 1/8% senior notes due 2018	550.0
Convertible subordinated notes due 2017	100.0
Convertible subordinated notes due 2023	0.5
Other debt(2)	46.2

Total debt	696.7
Total Equity	709.2

Total capitalization	$1,405.9

(1)

The New Credit Facility provides for aggregate borrowings of up to $200.0 million. On March 31, 2011, there was $179.5 million of availability under the New Credit Facility and $20.5 million in letters of credit outstanding.

(2)	Amount consists of outstanding amounts under Griffon’s ESOP loans, capital leases and real estate mortgages.

SELECTED HISTORICAL FINANCIAL DATA

          The following tables set forth selected historical financial information for Griffon on a consolidated basis derived from its: (i) unaudited financial statements for the six months ended March 31, 2010 and 2011, which are incorporated by reference into this prospectus; (ii) audited financial statements for the years ended September 30, 2008, 2009 and 2010, which are incorporated by reference into this prospectus; and (iii) audited financial statements for the years ended September 30, 2006 and 2007, which are not incorporated by reference into this prospectus. The historical financial information presented may not be indicative of our future performance. In addition, our results for the six months ended March 31, 2011 are not necessarily indicative of results to be expected for the entire year ending September 30, 2011.

          The selected historical financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the corresponding notes, which are incorporated by reference in this prospectus.

	For the Years Ended September 30,					Six Months Ended March 31,

	2006	2007	2008	2009	2010	2010	2011

	(Dollars in thousands)
Statement of Operations Data:
Revenue	$1,327,735	$1,365,729	$1,269,305	$1,194,050	$1,293,996	$619,134	$890,531
Income (loss) before taxes and discontinued operation	65,305	37,249	(182)	19,605	13,812	5,869	(23,689)
Provision for income taxes	21,907	11,764	2,651	1,687	4,308	(345)	(8,008)

Income (loss) from continuing operations	43,398	25,485	(2,833)	17,918	9,504	6,214	(15,681)
Income (loss) from discontinued operations	5,930	(6,086)	(40,591)	790	88	110	—

Net Income (loss)(1)	$49,328	$19,399	$(43,424)	$18,708	$9,592	$6,324	$(15,681)

Balance Sheet Data:
Total assets	$927,614	$959,415	$1,167,486	$1,143,891	$1,749,516	$1,167,071	$1,857,348
Total debt, excluding debt discount	217,320	232,830	232,828	179,804	555,486	226,201	696,713

Other Financial Data:
Capital expenditures	$41,653	$29,737	$53,116	$32,697	$40,477	$17,689	$41,737
Depreciation and amortization	33,974	39,458	42,923	42,346	40,442	20,208	29,378

(1)

Amount for 2011 includes $15,152 ($9,849 net of tax) of costs related to the sale of inventory that was recorded at fair value in connection with acquisition accounting related to the acquisition of ATT and $26,164 ($16,813 net of tax) related to the loss on debt extinguishment. Amount in 2010 includes $9,805 ($7,705 net of tax) of costs related to the acquisition of ATT. Amount for 2008 includes a $12,913 goodwill impairment charge that was not deductible for income taxes. Amounts for 2006 - 2009 reflect the retrospective adoption of new accounting guidance for convertible debt. See Adoption of New Accounting Pronouncements footnote to Griffon’s audited financial statements incorporated by reference into this prospectus.

RECONCILIATION OF EBITDA TO INCOME FROM OPERATIONS

          Griffon evaluates performance and finances debt on earnings before interest, taxes, depreciation, amortization, cost of goods sold related to the sale of inventory that was recorded at fair value in connection with acquisition accounting for ATT, restructuring and impairment charges, deal costs, predecessor management fees, gain (loss) from extinguishment of debt and stock compensation (“EBITDA”). Griffon believes this information is useful to investors for the same reason. The following table provides a reconciliation of EBITDA to income from operations (in millions):

	Pro Forma Year Ended September 30, 2010	Six Months Ended March 31, 2011

Parent Company	$(20.1)	$(6.7)
Guarantor Companies	134.0	55.9
Non-Guarantor Companies	50.0	27.4

Total EBITDA	163.9	76.6
Depreciation and amortization	(56.5)	(29.4)
Fair value write-off of acquired inventory sold	—	(15.2)
Restructuring and impairments	(6.6)	(2.6)
Deal costs and predecessor management fees	(22.7)	—
Stock compensation	(5.8)	(4.6)
Other (income) expense	(3.4)	(3.2)

Income from operations	$68.9	$21.6

DESCRIPTION OF OTHER INDEBTEDNESS

          The following description of some important terms of some of our indebtedness is not complete and does not contain all the information that may be important to you. For a more complete understanding of our indebtedness, we encourage you to obtain and read the agreements and documents governing this indebtedness, which we will provide to you upon your request. See “Where You Can Find More Information.”

Cash-Flow Revolving Credit Facility

          On March 18, 2011, Griffon and certain of its subsidiaries entered into the New Credit Facility. The New Credit Facility provides for a revolving credit facility in the aggregate principal amount of $200 million and includes a letter of credit sub-facility with a limit of $50 million, a multi-currency sub-facility of $50 million and a swingline sub-facility with a limit of $30 million.

          Borrowings under the New Credit Facility may be repaid and re-borrowed at any time, subject to final maturity of the New Credit Facility or the occurrence of a default or event of default under the New Credit Facility. Except for dispositions equal to 17.5% of the consolidated assets of the Griffon and subject to certain reinvestment rights, we will be required to make repayments under the New Credit Facility upon the disposition of certain of our assets.

          Interest is payable on the outstanding aggregate principal amount of the New Credit Facility at either a LIBOR or Base Rate benchmark rate plus an applicable margin, which will decrease based on our financial performance. The initial margins are 1.75% for Base Rate loans and 2.75% of LIBOR loans, in each case without a floor.

          The New Credit Facility contains the following three financial maintenance tests:

•

a consolidated leverage ratio that is calculated as a ratio of consolidated net funded debt to consolidated EBITDA. This ratio is currently set at 5.50:1.00 but will step-down over the life of the New Credit Facility.

•	a consolidated senior secured leverage ratio that is calculated as a ratio of consolidated senior secured funded debt to consolidated EBITDA. This ratio is set at 2.75:1.

•	a consolidated interest coverage ratio that is calculated as a ratio of consolidated EBITDA to consolidated interest expense. This ratio is set at 2.75:1.

          Other material terms of the New Credit Facility include customary affirmative and negative covenants and events of default. Certain restrictions that we are subject to include, without limitation, restrictions on indebtedness, liens, restricted payments and investments.

          The New Credit Facility is guaranteed by Clopay Building Products Company, Inc., Clopay Plastic Products Company, Inc., Telephonics Corporation and Ames True Temper, Inc., and is secured on a first priority basis by all of our assets and all of the assets of the guarantors. None of our foreign subsidiaries will be required to guarantee the New Credit Facility.

Convertible Subordinated Notes

          On December 21, 2009, Griffon issued and sold $100 million principal amount of its 4.00% convertible subordinated notes due 2017 pursuant to a purchase agreement, dated as of December 16, 2009, between Griffon and Goldman, Sachs & Co., as representative for the several purchasers named therein. The net proceeds from this offering, after deducting the initial purchasers’ discount and the estimated offering expenses, were approximately $95.9 million.

          The convertible subordinated notes and the common stock issuable upon conversion of such notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirement. The subordinated convertible notes were sold in a private placement and resold by the initial purchasers to qualified institutional buyers pursuant to Rule 144A of the Securities Act. Shares of common stock issuable upon conversion of the subordinated convertible notes have been reserved for issuance by Griffon and Griffon has applied for such shares to be listed on the New York Stock Exchange.

          The subordinated convertible notes will mature on January 15, 2017, unless earlier repurchased by Griffon at the holder’s option or converted. Interest on the subordinated convertible notes is payable semiannually at a rate of 4.00% per annum on January 15 and July 15 of each year.

          Holders may convert their subordinated convertible notes prior to the close of business on the business day immediately preceding July 15, 2016 only under certain circumstances. On and after July 15, 2016, a holder may convert its subordinated convertible notes in integral multiples of $1,000 principal amount at any time until the close of business on the second scheduled trading day immediately preceding the maturity date. The initial conversion rate of the subordinated convertible notes is 67.0799 shares of the common stock per $1,000 principal amount of subordinated convertible notes, corresponding to an initial conversion price of approximately $14.91 per share of common stock, subject to adjustment as set forth in the indenture governing the subordinated convertible notes. In lieu of delivering shares of its common stock, Griffon may settle any conversion of subordinated convertible notes through the delivery of cash or a combination of cash and shares of common stock. Upon the occurrence of a fundamental change, holders will have the option to require Griffon to repurchase in cash all or any portion of their subordinated convertible notes in an integral multiple of $1,000 principal amount. The fundamental change repurchase price will equal 100% of the principal amount of the subordinated convertible notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change repurchase date.

          The outstanding balance of these notes on March 31, 2011 was $100 million and the fair value was approximately $109 million.

Foreign Subsidiary Facilities

          In November 2010, Clopay Europe GMBH (“Clopay Europe”) and its subsidiaries entered into a €10 million revolving credit facility and a €20 million term loan with a German bank. The revolving facility accrues interest at the rate of Euribor plus 2.35% per annum, and the term loan accrued interest at a rate of Euribor plus 2.45% per annum. The revolving facility matures in November 2011, but is renewable upon mutual agreement with the bank. There were no borrowings under the revolving facility as of March 31, 2011. Clopay Europe currently expects that it will draw down on the €20 million term loan on or prior to August 1, 2011. The term loan can be drawn until August 1, 2011 and, if drawn, repayment will be in ten equal installments beginning September 2011 with maturity in December 2013. Under the term loan, Clopay Europe is required to maintain a certain minimum equity to assets ratio and keep leverage below a certain level, defined as the ratio of total debt to EBITDA.

          A foreign subsidiary of Plastics maintains a line of credit of approximately $5 million. Interest on borrowings accrue at a rate of LIBOR plus 4%. There was $2 million outstanding and $3 million available for borrowing under the line as of March 31, 2011.

ESOP Loans

          Our Employee Stock Ownership Plan (“ESOP”) entered into a new loan agreement in August 2010 to borrow $20 million over a one-year period. After the first year, we have the option to convert all or a portion of the outstanding loan to a five-year term. If converted, principal is payable in quarterly installments at the rate of $250,000 per quarter beginning September 2011, with the remainder due at the final maturity date. The loan will bear interest at a rate equal to either LIBOR plus 2.5% or the bank’s prime rate. The proceeds of the loan are to be used to purchase common stock of Griffon in the open market. The loan is secured by a pledge of the shares purchased with the loan proceeds and payments are guaranteed by Griffon. At March 31, 2011, 675,848 shares have been purchased; the outstanding balance was $8.3 million and $11.7 million was available for borrowing under this line.

          The ESOP has an additional loan agreement, guaranteed by Griffon, which requires payments of principal and interest through the expiration date of September 2012 at which time the $3.9 million balance of the loan, and any outstanding interest, will be payable. The primary purpose of this loan was to purchase 547,605 shares of Griffon’s common stock in October 2008. The loan bears interest at rates based upon the prime rate or LIBOR. The balance of the loan was $4.7 million at March 31, 2011, and the outstanding balance approximates fair value, as the interest rates are indexed to current market rates.

Real Estate Mortgages

          In December 2010, we entered into two second lien real estate mortgages to secure new loans totaling $11.8 million. The loans mature in February 2016 are collateralized by the related properties; and are guaranteed by Griffon. The loans bear interest at a rate of LIBOR plus 3% with the option to swap to a fixed rate. The loan balances totaled $11.7 million at March 31, 2011.

          We also have other real estate mortgages that bear interest at rates from 6.3% to 6.6% with maturities extending through 2016 and are collateralized by real property.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

          On March 17, 2011, Griffon privately placed $550,000,000 aggregate principal amount of old notes in a transaction exempt from registration under the Securities Act. Because the old notes were privately placed, the old notes may not be reoffered, resold or otherwise transferred in the United States unless so registered or unless an exemption from the Securities Act registration requirements is available. In the registration rights agreements, we agreed to file a registration statement with the SEC relating to the exchange offer and to commence the exchange offer upon effectiveness of the exchange offer registration statement. We must use commercially reasonable efforts to cause such registration statement to become or be declared effective not later than 270 days after March 17, 2011 (or if such 270th day is not a business day, the next succeeding business day) and to consummate such exchange offer not later than 330 days following March 17, 2011 (or if such 330th day is not a business day, the next succeeding business day) (the “exchange date”).

          The new notes are being offered under this prospectus to satisfy our obligations under the registration rights agreement.

          The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or acceptance of the exchange offer would violate the securities or blue sky laws of that jurisdiction.

The Exchange Offer

          Upon the terms and subject to the conditions contained in this prospectus and in the letter of transmittal that accompanies this prospectus, we are offering to exchange outstanding old notes in denominations of $2,000 and higher integral multiples of $1,000 for an equal principal amount of new notes. The terms of the new notes are substantially identical to the terms of the old notes for which they may be exchanged in the exchange offer, except that:

•	the new notes have been registered under the Securities Act and will be freely transferable, other than as described in this prospectus;

•	the new notes will not contain any legend restricting their transfer;

•

holders of the new notes will not be entitled to some of the rights of the holders of the old notes under the registration rights agreement, which rights will terminate on completion of the exchange offer; and

•	the new notes will not contain any provisions regarding the payment of additional interest.

          The new notes will evidence the same debt as the old notes and will be entitled to the benefits of the indenture.

          The exchange offer is not conditioned on any minimum aggregate principal amount of old notes being tendered for exchange.

          Any broker-dealer who holds any old notes to be registered pursuant to the exchange offer registration statement that were acquired for its own account as a result of market-making activities or other trading activities may exchange such old notes pursuant to the exchange offer. However, such broker-dealer may be deemed to be an “underwriter” within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the new notes received by such broker-dealer in the exchange offer, which prospectus delivery requirement may be satisfied by the delivery of this prospectus, as it may be amended or supplemented from time to time. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

          We have agreed that we will provide sufficient copies of the latest version of this prospectus to such broker-dealers promptly upon request during the period ending on the earlier of (i) 180 days from the date on which the registration statement of which this prospectus forms a part becomes or is declared effective and (ii) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities. See “Plan of Distribution.”

          As a condition to its participation in the exchange offer, each holder of old notes must furnish, upon our request, prior to the consummation of the exchange offer, a written representation, which is contained in the letter of transmittal accompanying this prospectus, that: (1) it is not an “affiliate” (as defined in Rule 405 of the Securities Act) of the Company; (2) it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the new notes to be issued in the exchange offer; and (3) it is acquiring the new notes to be issued in the exchange offer in its ordinary course of business.

          Each holder has acknowledged and agreed that any broker-dealer and any such holder using the exchange offer to participate in a distribution of the securities to be acquired in the exchange offer (1) could not under SEC policy as in effect on the date of the registration rights agreement rely on the position of the SEC enunciated in Morgan Stanley & Co., Inc., SEC no-action letter (June 5, 1991), Exxon Capital Holdings Corporation, SEC no-action letter (May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling dated July 2, 1993, and similar no-action letters and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and that such secondary resale transaction should be covered by an effective registration statement containing required selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K if the resales are of new notes obtained by such holder in exchange for old notes acquired by such holder directly from Griffon.

Shelf Registration Statement

          If we and the guarantors are not required to file an exchange offer registration statement with respect to the old notes or to consummate an exchange offer with respect to the old notes because such exchange offer is not permitted by applicable law or SEC policy or under certain other circumstances, Griffon and the note guarantors will cause to be filed with the SEC a shelf registration statement pursuant to Rule 415 under the Securities Act. Griffon and each of the note guarantors will use commercially reasonable efforts to keep such shelf registration statement continuously effective, supplemented and amended as required by the registration rights agreements to the extent necessary to ensure that it conforms with all applicable requirements and is available for resales of old notes for a period of one year from the date on which such shelf registration statement is declared effective or such shorter period that will terminate when all old notes covered by such shelf registration statement have been sold pursuant thereto. Notwithstanding the foregoing, Griffon may determine that such shelf registration statement is not usable under certain circumstances and suspend the use of the prospectus contained therein; provided that the period or periods of such suspension shall not exceed, in the aggregate, 60 days in any twelve-month period.

          No holder of old notes may include any of such old notes in any shelf registration statement unless and until such holder furnishes to us in writing, within 10 business days after receipt of a request therefor, such information as we may reasonably request for use in connection with any shelf registration statement or prospectus or preliminary prospectus included therein.

Expiration Date; Extensions; Termination; Amendments

          The expiration date of the exchange offer is 5:00 p.m., New York City time, on August 9, 2011, unless Griffon in its sole discretion extends the period during which the exchange offer is open. In that case, the expiration date will be the latest time and date to which the exchange offer is extended. We expressly reserve the right to extend the exchange offer at any time and from time to time before the expiration date by giving oral or written notice (if oral, to be promptly confirmed in writing) to Wells Fargo Bank, National Association, the exchange agent, and by timely public announcement. Unless otherwise required by applicable law or regulation, the public announcement will be made by a release to a national newswire service. During any extension of the exchange offer, all old notes previously tendered will remain subject to the exchange offer unless withdrawal rights are exercised. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly following the expiration or termination of the offer.

          The settlement date of the offer will be promptly following the expiration date.

          We expressly reserve the right to:

•

terminate the exchange offer and not accept for exchange any old notes for any reason, including if any of the events described below under “—Conditions to the Exchange Offer” shall have failed to occur and shall not have been waived by us; and

•	amend the terms of the exchange offer in any manner.

          If any termination or amendment occurs, we will notify the exchange agent in writing and will either issue a press release or give written notice to the holders of the old notes as promptly as practicable. Unless we terminate the exchange offer prior to 5:00 p.m., New York City time, on the expiration date, we will exchange the new notes for the old notes on the settlement date.

          If we waive any material condition to the exchange offer or amend the exchange offer in any other material respect and at the time that notice of waiver or amendment is first published, sent or given to holders of old notes in the manner specified above, the exchange offer is scheduled to expire at any time earlier than the fifth business day from, and including, the date that the notice is first so published, sent or given, then the exchange offer will be extended until that fifth business day.

          This prospectus and the letter of transmittal and other relevant materials will be mailed to record holders of old notes.

How to Tender

          The tender to Griffon of old notes according to one of the procedures described below will constitute an agreement between that holder of old notes and Griffon in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

          General Procedures. A holder of an old note may tender it by properly completing and signing the letter of transmittal or a facsimile of the letter of transmittal and delivering it, together with the certificate or certificates representing the old notes being tendered and any required signature guarantees, or a timely confirmation of a book-entry transfer according to the procedure described below, to the exchange agent at the address set forth below under “—Exchange Agent” on or before the expiration date. All references in this prospectus to the letter of transmittal include a facsimile of the letter of transmittal.

          If tendered old notes are registered in the name of the signer of the applicable letter of transmittal and the new notes to be issued in exchange for accepted old notes are to be issued, and any untendered old notes are to be reissued, in the name of the registered holder, the signature of the signer need not be guaranteed. In any other case, the tendered old notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to Griffon. They must also be duly executed by the registered holder. In addition, the signature on the endorsement or instrument of transfer must be guaranteed by an eligible guarantor institution that is a member of a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act. If the new notes and/or old notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the old notes, an eligible guarantor institution must guarantee the signature on the applicable letter of transmittal.

          Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender old notes should contact the holder promptly and instruct it to tender on the beneficial owner’s behalf. If the beneficial owner wishes to tender the old notes itself, the beneficial owner must either make appropriate arrangements to register ownership of the old notes in its name or follow the procedures described in the immediately preceding paragraph. The beneficial owner must make these arrangements or follow these procedures before completing and executing the letter of transmittal and delivering the old notes. The transfer of record ownership may take considerable time.

          Book-Entry Transfer. The exchange agent will make a request to establish an account for the old notes at each book-entry transfer facility for purposes of the exchange offer within two business days after receipt of this prospectus unless the exchange agent has already established an account with the book-entry transfer facility suitable for the exchange offer. Subject to the establishment of the account, any financial institution that is a participant in the book-entry transfer facility’s systems may make book-entry delivery of old notes by causing a book-entry transfer facility to transfer the old notes into one of the exchange agent’s accounts at the book-entry transfer facility in accordance with the facility’s procedures. However, although delivery of old notes may be effected through book-entry transfer, the applicable letter of transmittal, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth below under “—Exchange Agent” on or before the expiration date.

          The method of delivery of old notes and all other documents is at the election and risk of the holder. If sent by mail, it is recommended that the holder use registered mail, return receipt requested, obtain proper insurance, and make the mailing sufficiently in advance of the expiration date to permit delivery to the exchange agent on or before the expiration date.

          Unless an exemption applies under applicable law and regulations concerning backup withholding of federal income tax, the exchange agent will be required to withhold 28% of the gross proceeds otherwise payable to a holder in the exchange offer if the holder does not provide the holder’s taxpayer identification number and certify that the number is correct.

          Unless old notes being tendered by delivery of the certificate or certificates representing the old notes and any required signature guarantees or a timely confirmation of a book-entry transfer are deposited with the exchange agent prior to the expiration date, accompanied or preceded by a properly completed letter of transmittal and any other required documents, we may reject the tender.

          A tender will be deemed to have been received as of the date when the tendering holder’s properly completed and duly signed letter of transmittal accompanied by the old notes or a timely confirmation of a book-entry transfer is received by an exchange agent.

          All questions as to the validity, form, eligibility, including time of receipt, and acceptance for exchange of any tender of old notes will be determined by us in our sole discretion. Our determination will be final and binding. We reserve the absolute right to reject any or all tenders not in proper form or the acceptances for exchange of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the exchange offer or any defect or irregularities in tenders of any particular holder whether or not similar defects or irregularities are waived in the case of other holders. None of Griffon, the exchange agent or any other person will incur any liability for failure to give notification of any defects or irregularities in tenders. Our interpretation of the terms and conditions of the exchange offer, including the letter of transmittal and the instructions to the letter of transmittal, will be final and binding.

Terms and Conditions of the Letter of Transmittal

          The letter of transmittal contains, among other things, the following terms and conditions, which are part of the exchange offer.

          The party tendering old notes for exchange, or the transferor, exchanges, assigns and transfers the old notes to Griffon and irrevocably constitutes and appoints our exchange agent as its agent and attorney-in-fact to cause the old notes to be assigned, transferred and exchanged. The transferor represents and warrants that:

•	it has full power and authority to tender, exchange, assign and transfer the old notes and to acquire new notes issuable upon the exchange of the tendered old notes; and

•	when the same are accepted for exchange, we will acquire good and unencumbered title to the tendered old notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim.

          The transferor also warrants that it will, upon request, execute and deliver any additional documents we deem necessary or desirable to complete the exchange, assignment and transfer of tendered old notes. The transferor further agrees that acceptance of any tendered old notes by us and the issuance of new notes in exchange shall constitute performance in full of our obligations under the registration rights agreement and that we will have no further obligations or liabilities under the registration rights agreement, except in certain limited circumstances. All authority conferred by the transferor will survive the death or incapacity of the transferor and every obligation of the transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of the transferor.

          By tendering old notes, the transferor certifies that:

•	it is not an affiliate of Griffon within the meaning of Rule 405 under the Securities Act;

•

it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the new notes to be issued in the exchange offer; and

•	it is acquiring the new notes to be issued in the exchange offer in its ordinary course of business.

          Each broker-dealer that receives new notes for its own account in the exchange offer acknowledges that it will deliver a prospectus in connection with any resale of those new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

          In addition, each holder of old notes acknowledges and agrees that any broker-dealer and any such holder using the exchange offer to participate in a distribution of the securities to be acquired in the exchange offer (1) could not under SEC policy as in effect on the date of the registration rights agreement rely on the position of the SEC enunciated in Morgan Stanley & Co., Inc., SEC no-action letter (June 5, 1991), Exxon Capital Holdings Corporation, SEC no-action letter (May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling dated July 2, 1993, and similar no-action letters and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and that such secondary resale transaction should be covered by an effective registration statement containing required selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K if the resales are of new notes obtained by such holder in exchange for old notes acquired by such holder directly from Griffon.

Withdrawal Rights

          Old notes tendered in the exchange offer may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date.

          For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the exchange agent at the address set forth below under “—Exchange Agent.” Any notice of withdrawal must:

•	state the name of the registered holder of the old notes;

•	state the principal amount of old notes delivered for exchange;

•	state that the holder is withdrawing its election to have those old notes exchanged;

•	specify the principal amount of old notes to be withdrawn, which must be an authorized denomination;

•	specify the certificate numbers of old notes to be withdrawn; and

•

be signed by the holder in the same manner as the original signature on the applicable letter of transmittal, including any required signature guarantees, or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the old notes being withdrawn.

          If certificates for old notes have been delivered or otherwise identified to the exchange agent, then prior to the release of those certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless that holder is an eligible institution.

          If old notes have been tendered pursuant to the procedure for book-entry transfer described above, the executed notice of withdrawal, guaranteed by an eligible institution, unless that holder is an eligible institution, must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn old notes and otherwise comply with the procedures of that facility. All questions as to the validity, form and eligibility, including time of receipt, of those notices will be determined by us, and our determination will be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be either

•	returned to the holder without cost to that holder; or

•

in the case of old notes tendered by book-entry transfer into the applicable exchange agent’s account at the book-entry transfer facility pursuant to the book-entry transfer procedures described above, those old notes will be credited to an account maintained with the book-entry transfer facility for the old notes, in either case as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under “—How to Tender” above at any time on or prior to the expiration date.

Acceptance of Old Notes for Exchange; Delivery of New Notes

          Upon the terms and subject to the conditions of the exchange offer, the acceptance for exchange of old notes validly tendered and not withdrawn and the issuance of the new notes will be made on the settlement date. For the purposes of the exchange offer, we will be deemed to have accepted for exchange validly tendered old notes when, as and if we had given written notice of acceptance to the exchange agent.

          The exchange agent will act as agent for the tendering holders of old notes for the purposes of receiving new notes from us and causing the old notes to be assigned, transferred and exchanged. Upon the terms and subject to the conditions of the exchange offer, delivery of new notes to be issued in exchange for accepted old notes will be made by the exchange agent promptly after acceptance of the tendered old notes. Old notes not accepted for exchange will be returned without expense to the tendering holders. Or, in the case of old notes tendered by book-entry transfer, the non-exchanged old notes will be credited to an account maintained with the book-entry transfer facility promptly following the expiration date. If we terminate the exchange offer before the expiration date, these non-exchanged old notes will be credited to the applicable exchange agent’s account promptly after the exchange offer is terminated.

Conditions to the Exchange Offer

          The exchange offer will not be subject to any conditions, other than:

•	that the exchange offer, or the making of any exchange by a holder, does not violate applicable law or SEC policy;

•	the due tendering of old notes in accordance with the exchange offer; and

•

that each holder of the old notes exchanged in the exchange offer shall furnish, upon our request, prior to the consummation of the exchange offer, a written representation to us (which is contained in the letter of transmittal accompanying this prospectus) to the effect that (A) it is not an affiliate of Griffon within the meaning of Rule 405 under the Securities Act, (B) it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the new notes to be issued in such exchange offer and (C) it is acquiring the new notes to be issued in the exchange offer in its ordinary course of business.

          The conditions described above are for our sole benefit. We may assert these conditions regarding all or any portion of the exchange offer regardless of the circumstances, including any action or inaction by us, giving rise to the condition. We may waive these conditions in whole or in part at any time or from time to time in our sole discretion. Our failure at any time to exercise any of the rights described above will not be deemed a waiver of any of those rights, and each right will be deemed an ongoing right which may be asserted at any time or from time to time. In addition, we have reserved the right, despite the satisfaction of each of the conditions described above, to terminate or amend the exchange offer.

          Any determination by us concerning the fulfillment or nonfulfillment of any conditions will be final and binding upon all parties.

          In addition, we will not accept for exchange any old notes tendered and no new notes will be issued in exchange for any old notes, if at that time any stop order is threatened or in effect relating to:

•	the registration statement of which this prospectus constitutes a part; or

•	the qualification of the indenture under the Trust Indenture Act.

Exchange Agent

          Wells Fargo Bank, National Association has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent, addressed as follows:

Wells Fargo Bank, National Association

By Registered or Certified Mail:	By Regular Mail or Overnight Courier:
Wells Fargo Bank, National Association	Wells Fargo Bank, National Association
Corporate Trust Operations	Corporate Trust Operations
MAC N9303-121	MAC N9303-121
PO Box 1517	Sixth & Marquette Avenue
Minneapolis, MN 55480	Minneapolis, MN 55479

In Person by Hand Only:	By Facsimile:
Wells Fargo Bank, National Association	(For Eligible Institutions only):
12th Floor – Northstar East Building	fax. (612) 667-6282
Corporate Trust Operations	Attn. Bondholder Communications
608 Second Avenue South
Minneapolis, MN 55479
For Information or Confirmation by
Telephone: (800) 344-5128, Option 0

Solicitation of Tenders; Expenses

          We have not retained any dealer-manager or similar agent in connection with the exchange offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection with its services. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding tenders for their customers. The expenses to be incurred in connection with the exchange offer, including the fees and expenses of the exchange agent and printing, accounting and legal fees and expenses, will be paid by us and are estimated at approximately $250,000.

Appraisal Rights

          Holders of old notes will not have dissenters’ rights or appraisal rights in connection with the exchange offer.

Transfer Taxes

          Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange, except that holders who instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax.

Accounting Treatment

          We will record the new notes at the same carrying value of the original notes reflected in our accounting records on the date the exchange offer is completed. Accordingly, we will not recognize any gain or loss for accounting purposes upon the exchange of new notes for original notes. We will recognize the expenses incurred in connection with the issuance of the new notes as of the date of the exchange.

Other

          Participation in the exchange offer is voluntary, and holders should carefully consider whether to accept the terms and conditions of this offer. Holders of the old notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

          As a result of the making of this exchange offer, and upon acceptance for exchange of all validly tendered old notes according to the terms of this exchange offer, we will have fulfilled a covenant contained in the terms of the old notes and the registration rights agreement. Holders of the old notes who do not tender their notes in the exchange offer will continue to hold those notes and will be entitled to all the rights and limitations applicable to the old notes under the indenture, except for any rights under the registration rights agreement which by its terms terminates and ceases to have further effect as a result of the making of this exchange offer.

          All untendered old notes will continue to be subject to the restrictions on transfer set forth in the indenture. In general, the old notes may not be reoffered, resold or otherwise transferred in the U.S. unless registered under the Securities Act or unless an exemption from the Securities Act registration requirements is available. We do not intend to register the old notes under the Securities Act. Following the exchange offer, if you do not tender your old notes you generally will not have any further registration rights, and your old notes will continue to be subject to certain transfer restrictions. Accordingly, the liquidity of the market for the old notes could be adversely affected. See “Risk Factors—If you fail to exchange your old notes for new notes your old notes will continue to be subject to restrictions on transfer and may become less liquid.”

          In addition, any holder of old notes who tenders in the exchange offer for the purpose of participating in a distribution of the new notes may be deemed to have received restricted securities. If so, that holder will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent that old notes are tendered and accepted in the exchange offer, the trading market, if any, for the old notes could be adversely affected.

          We may in the future seek to acquire untendered old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plan to acquire any old notes that are not tendered in the exchange offer.

DESCRIPTION OF NEW NOTES

General

          Certain terms used in this description are defined under the subheading “Certain Definitions.” In this description, the terms “Issuer,” “we,” “our” and “us” each refer to Griffon Corporation and not any of its Subsidiaries.

          The Issuer will issue up to $550,000,000 aggregate principal amount of new notes in connection with the exchange offer under the Indenture dated as of March 17, 2011 (the “Indenture”) among the Issuer, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The terms of the new notes will include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The Indenture is the same Indenture under which the old notes were issued. The form and terms of the new notes are identical in all material respects to those of the old notes, except for transfer restrictions, registration rights relating to the old notes and certain provisions relating to increased interest rates in connection with the old notes under circumstances related to the timing of the exchange offer.

          The following is a summary of the material provisions of the Indenture. This summary is not necessarily complete and is qualified in its entirety by reference to the Indenture. You should read the Indenture because it, and not this summary, will define your rights as a Holder of new notes. A copy of the Indenture has been filed with the SEC as Exhibit 4.1 to Griffon’s Current Report on Form 8-K filed on March 18, 2011 and is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

Brief Description of New Notes

The new notes will be:

•	unsecured senior obligations of the Issuer;

•

initially unconditionally Guaranteed on a joint and several and senior unsecured basis by Clopay Building Products Company, Inc., Clopay Plastic Products Company, Inc., Telephonics Corporation and Ames True Temper, Inc.;

•

equal in right of payment to all existing and future unsecured Indebtedness and other obligations of the Issuer and the Guarantors that are not, by their terms, expressly subordinated in right of payment to the new notes;

•

effectively subordinated to all secured existing and future Indebtedness and other obligations of the Issuer and the Guarantors (including the obligations, if any, of the Issuer and the Guarantors under the New Credit Facility to the extent of the value of the collateral securing such Indebtedness and other obligations);

•	structurally subordinated to all indebtedness of the Issuer’s non-Guarantor subsidiaries; and

•	senior in right of payment to any existing and future Subordinated Indebtedness of the Issuer and the Guarantors.

Guarantees

          The Guarantors, as primary obligors and not merely as sureties, will initially jointly and severally fully and unconditionally Guarantee, on an unsecured senior basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Issuer under the Indenture and the new notes, whether for payment of principal of, premium, if any, or interest in respect of the new notes, expenses, indemnification or otherwise, on the terms set forth in the Indenture by executing the Indenture.

          Our Restricted Subsidiaries Clopay Building Products Company, Inc., Clopay Plastic Products Company, Inc., Telephonics Corporation and Ames True Temper, Inc. will initially Guarantee the new notes. From and after the Issue Date, Restricted Subsidiaries of the Issuer are required to become Guarantors to the extent required by the covenant described under “Certain Covenants-Subsidiary Guarantees.” Each of the Guarantees of the new notes will be a general unsecured obligation of each Guarantor and will rank equally in right of payment with all existing and future unsecured Indebtedness and other obligations of each such entity that are not, by their terms, expressly subordinated in right of payment to the new notes, will be effectively subordinated to all secured Indebtedness and other obligations of each such entity to the extent of the value of the collateral securing such Indebtedness and other obligations, and will be senior in right of payment to all existing and future Subordinated Indebtedness of each such entity. The new notes will be structurally subordinated to the Indebtedness and other obligations of Subsidiaries of the Issuer that do not Guarantee the new notes.

          Not all of the Issuer’s Subsidiaries will Guarantee the new notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to the Issuer. For the fiscal year ended September 30, 2010, on a pro forma basis after giving effect to the Transactions and the acquisition of Ames True Temper, Inc., and the six months ended March 31, 2011, the non-guarantor Subsidiaries of the Issuer generated 25% and 27%, respectively, of the Issuer’s consolidated total revenue, and 30% and 36%, respectively, of the Issuer’s consolidated EBITDA. In addition, at March 31, 2011, the non-guarantor Subsidiaries of the Issuer, excluding equity investments in other subsidiaries and intercompany balances, held 26% of the Issuer’s total consolidated assets and 9% of the Issuer’s total consolidated liabilities. See “Risk Factors—Risks Related to the New Notes—The new notes will be effectively subordinated to all of our existing and future secured debt, to the existing and future secured debt of the subsidiary guarantors, and to the existing and future debt of the subsidiaries that do not guarantee the new notes.”

          The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

          Any entity that makes a payment under its Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

          If a Guarantee was rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its Guarantee could be reduced to zero. See “Risk Factors—Risks Related to the Notes—Federal and state fraudulent transfer laws permit a court to void the Notes and the guarantees, and, if that occurs, you may not receive any payments on the new notes.”

          A Guarantee by a Guarantor will provide by its terms that it shall be automatically and unconditionally released and discharged upon:

          (1) (a) any sale, exchange or transfer (by merger or otherwise) of (i) the Capital Stock of such Guarantor (including any sale, exchange or transfer), after which the applicable Guarantor is no longer a Restricted Subsidiary, or (ii) all or substantially all the assets of such Guarantor, provided that such sale, exchange or transfer of Capital Stock or assets is made in compliance with the applicable provisions of the Indenture;

          (b) if applicable, the release or discharge of the Indebtedness that pursuant to the third paragraph of the covenant described under “Certain Covenants—Subsidiary Guarantees” resulted in the creation of such Guarantee;

(c) the proper designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary; or

          (d) the Issuer exercising its legal defeasance option as described under “Legal Defeasance and Covenant Defeasance” or the Issuer’s obligations under the Indenture being discharged in accordance with the terms of the Indenture; and

          (2) the Issuer delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

Ranking

          The payment of the principal of, premium, if any, and interest on the new notes and the payment of any Guarantee will rank equal in right of payment to all existing and future Indebtedness and other obligations of the Issuer or the relevant Guarantor, as the case may be, that are not, by their terms, expressly subordinated in right of payment to the new notes or the Guarantee of such Guarantor.

          The new notes will be effectively subordinated to all of the Issuer’s and the Guarantors’ existing and future Secured Indebtedness and other secured obligations (including the obligations, if any, of the Issuer and such Guarantor under the New Credit Facility) to the extent of the value of the collateral securing such Indebtedness and other secured obligations. As of March 31, 2011, the Issuer and the Guarantors had in the aggregate $696.7 million of Indebtedness (of which $46.2 million was Secured Indebtedness). The Convertible Subordinated Notes are not guaranteed by the Issuer’s Subsidiaries.

          Although the Indenture contains limitations on the amount of additional Indebtedness that the Issuer and the Guarantors may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Secured Indebtedness. See “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

Holding Company Structure

          The Issuer is a holding company for its Subsidiaries, with no material operations of its own and only limited assets. Accordingly, the Issuer is dependent upon the distribution of the earnings of its Subsidiaries, whether in the form of dividends, advances or payments on account of intercompany obligations, including management fees, to service its debt obligations.

Paying Agent and Registrar for the New Notes

          The Issuer will maintain one or more paying agents for the new notes in the Borough of Manhattan, City of New York. The initial paying agent for the new notes will be the Trustee.

          The Issuer will also maintain a registrar with offices in the Borough of Manhattan, City of New York. The initial registrar will be the Trustee. The registrar will maintain a register reflecting ownership of the new notes outstanding from time to time and will make payments on and facilitate transfer of new notes on behalf of the Issuer.

          The Issuer may change the paying agents or the registrars without prior notice to the Holders. The Issuer or any of its Subsidiaries may act as a paying agent or registrar.

Transfer and Exchange

          A Holder may transfer or exchange new notes in accordance with the Indenture. The registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of new notes. Holders will be required to pay all taxes due on transfer. The Issuer will not be required to transfer or exchange any Note selected for redemption or tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer or an Asset Sale Offer. Also, the Issuer will not be required to transfer or exchange any Note for a period of 15 days before the mailing of a notice of redemption of new notes to be redeemed. The registered Holder of a new note will be treated as the owner of the new notes for all purposes.

Principal, Maturity and Interest

          The Issuer will issue up to $550,000,000 in aggregate principal amount of new notes in connection with the exchange offer. The new notes will mature on April 1, 2018. Subject to compliance with the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” the Issuer may issue additional new notes from time to time after this offering under the Indenture (“Additional Notes”). The new notes offered by the Issuer and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to “new notes” for all purposes of the Indenture and this “Description of New Notes” include any Additional Notes that are actually issued. The new notes will be issued in denominations of $2,000 and in integral multiples of $1,000 in excess of $2,000.

          Interest on the Notes will accrue at the rate of 7 1/8% per annum and be payable semi-annually in arrears on April 1 and October 1, commencing on October 1, 2011, to the Holders of record on the immediately preceding March 15 and September 15. With respect to the initial interest payment on the Notes, interest on each Note will accrue from the last interest payment date on which interest was paid on the outstanding old note surrendered in exchange thereof or, if no interest has been paid on such outstanding old note, from the date of the original issuance of such outstanding old note. For subsequent interest payments, interest will accrue from and including the most recent interest payment date for which interest has been paid or provided for but excluding the relevant interest payment date. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

          The Issuer will not be required to make any mandatory redemption or sinking fund payments with respect to the new notes. However, under certain circumstances, the Issuer may be required to offer to purchase new notes as described under the caption “Repurchase at the Option of Holders.” We may at any time and from time to time purchase new notes in the open market or otherwise.

Optional Redemption

          At any time prior to April 1, 2014, the Issuer may redeem all or a part of the new notes, upon prior notice at a redemption price equal to 100% of the principal amount of the new notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to, the date of redemption (the “Redemption Date”), subject to the rights of Holders of new notes on the relevant record date to receive interest due on the relevant interest payment date.

          On and after April 1, 2014, the Issuer may redeem the new notes, in whole or in part, upon prior notice at the redemption prices (expressed as percentages of principal amount of the new notes to be redeemed) set forth below, plus accrued and unpaid interest thereon to the applicable Redemption Date, subject to the right of Holders of new notes of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on April 1 of each of the years indicated below:

Year	Percentage

2014	105.344%
2015	103.563%
2016	101.781%
2017 and thereafter	100.000%

          In addition, until April 1, 2014, the Issuer may, at its option, on one or more occasions, redeem up to 35% of the aggregate principal amount of new notes at a redemption price equal to 107.125% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the applicable Redemption Date, subject to the right of Holders of new notes of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings;

provided that at least 65% of the sum of the original aggregate principal amount of new notes issued under the Indenture and the original principal amount of any Additional Notes issued under the Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs within 90 days of the date of closing of each such Equity Offering.

          Notice of any redemption upon any Equity Offering may be given prior to the redemption thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

Selection and Notice

          If the Issuer is redeeming less than all of the new notes issued by it at any time, the Trustee will select the new notes to be redeemed (a) if the new notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the new notes are listed, (b) on a pro rata basis to the extent practicable (or, in the case of new notes in global form, the Trustee will select new notes for redemption based on DTC’s method that most nearly approximates a pro rata selection or by such other method that the Trustee shall deem fair and appropriate) or (c) by lot or such other similar method in accordance with the procedures of DTC.

          Notices of purchase or redemption shall be mailed by first-class mail, postage prepaid, at least 30 but not more than 60 days before the purchase or redemption date to each Holder of new notes at such Holder’s registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the new notes or a satisfaction and discharge of the Indenture. If any Note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed.

          The Issuer will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the Holder upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on new notes or portions of them called for redemption. Redemption amounts shall only be paid upon presentation and surrender of any such new notes to be redeemed. Payment of the redemption price and performance of the Issuer’s obligations in connection with any redemption may be performed by another Person.

Repurchase at the Option of Holders

Change of Control

          The Indenture provides that if a Change of Control occurs, unless the Issuer has previously or concurrently mailed a redemption notice with respect to all the outstanding new notes as described under “Optional Redemption,” the Issuer will make an offer to purchase all of the new notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest to the date of purchase, subject to the right of Holders of the new notes of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuer will send notice of such Change of Control Offer by first-class mail, with a copy to the Trustee, to each Holder of new notes to the address of such Holder appearing in the security register, with the following information:

          (1) that a Change of Control Offer is being made pursuant to the covenant entitled “Change of Control,” and that all new notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;

(2) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3) that any Note not properly tendered will remain outstanding and continue to accrue interest;

          (4) that unless the Issuer defaults in the payment of the Change of Control Payment, all new notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

          (5) that Holders electing to have any new notes purchased pursuant to a Change of Control Offer will be required to surrender such new notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such new notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the Business Day preceding the Change of Control Payment Date;

          (6) that Holders will be entitled to withdraw their tendered new notes and their election to require the Issuer to purchase such new notes, provided that the paying agent receives, not later than the close of business on the second Business Day prior to the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the Holder of the new notes, the principal amount of new notes tendered for purchase and a statement that such Holder is withdrawing its tendered new notes and its election to have such new notes purchased;

          (7) that if the Issuer is redeeming less than all of the new notes, the Holders of the remaining new notes will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the new notes must be equal to $2,000 or an integral multiple of $1,000 in excess thereof;

(8) if such notice is mailed prior to the occurrence of a Change of Control, stating the Change of Control Offer is conditional on the occurrence of such Change of Control; and

(9) the other instructions, as determined by the Issuer, consistent with the covenant described hereunder, that a Holder must follow in order to have its new notes repurchased.

          The Issuer will comply with the applicable requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of new notes pursuant to a Change of Control Offer. To the extent that the applicable provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

On the Change of Control Payment Date, the Issuer will, to the extent permitted by law,

(1) accept for payment all new notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer,

(2) deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all new notes or portions thereof so tendered, and

          (3) deliver, or cause to be delivered, to the Trustee for cancellation the new notes so accepted together with an Officer’s Certificate to the Trustee stating that such new notes or portions thereof have been tendered to and purchased by the Issuer.

          Agreements relating to Indebtedness to which the Issuer is or in the future may become a party may prohibit or limit the Issuer from purchasing any new notes as a result of a Change of Control. In the event a Change of Control occurs at a time when the Issuer is prohibited from purchasing the new notes, the Issuer could seek the consent of its lenders to permit the purchase of the new notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain such consent or repay such borrowings, the Issuer will remain prohibited from purchasing the new notes. In such case, the Issuer’s failure to purchase tendered new notes would constitute an Event of Default under the Indenture after any required giving of notice and lapse of time as described under “—Events of Default and Remedies.”

          The New Credit Facility provides that certain change of control events with respect to the Issuer constitute a default thereunder (including a Change of Control under the Indenture). If we experience a change of control that triggers a default under the New Credit Facility, we could seek a waiver of such default or seek to refinance the New Credit Facility. In the event we do not obtain such a waiver or refinance the New Credit Facility, such default could result in amounts outstanding thereunder being declared due and payable.

          Our ability to pay cash to the Holders of new notes following the occurrence of a Change of Control may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases. See “Risk Factors—Risks Related to the New Notes—We may not be able to repurchase the new notes upon a change of control.”

          The Change of Control purchase feature of the new notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Initial Purchasers and us. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “Certain Covenants—Liens.” Such restrictions in the Indenture can be waived only with the consent of the Holders of a majority in principal amount of the new notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture does not contain any covenants or provisions that may afford Holders of the new notes protection in the event of a highly leveraged transaction.

          We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all new notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

          The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Issuer to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Issuer. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of new notes may require the Issuer to make an offer to repurchase the new notes as described above.

          The provisions under the Indenture relative to the Issuer’s obligation to make an offer to repurchase the new notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the notes.

Asset Sales

          The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, cause, make or suffer to exist an Asset Sale, unless:

          (1) the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of; and

          (2) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of (a) cash or Cash Equivalents, (b) Replacement Assets or (c) any combination of the consideration specified in clauses (a) and (b); provided that the amount of:

          (a) any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of the Issuer or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the new notes, that are assumed by the transferee of any such assets and for which the Issuer and all of its Restricted Subsidiaries have been validly released by all creditors in writing,

          (b) any securities, notes or other obligations received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of such Asset Sale,

          (c) any Designated Non-cash Consideration received by the Issuer or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received since the date of the Indenture pursuant to this clause (c) that is at that time outstanding, not to exceed 5.0% of Total Assets at the time of the receipt of such Designated Non-cash Consideration (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value); and

(d) any securities publicly-traded on a national securities exchange;

shall be deemed to be cash or Cash Equivalents for purposes of this provision and for no other purpose.

          Within 365 days after the receipt of any Net Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale,

(1) to permanently reduce:

(a) Secured Indebtedness under one or more Credit Facilities;

          (b) Obligations under Pari Passu Indebtedness (and to correspondingly reduce commitments with respect thereto); provided that the Issuer shall equally and ratably (based on the aggregate principal amounts (or accreted value, as applicable)) reduce Obligations under the new notes as provided under “Optional Redemption,” through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their new notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of new notes that would otherwise be prepaid; or

(c) Indebtedness of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Issuer or another Restricted Subsidiary; or

          (2) to make an Investment in or expenditure for Replacement Assets or other capital expenditure used or useful in a Similar Business or to enter into a binding commitment to make such an investment or expenditure; provided that in the case of a commitment to make such an Investment or expenditure, such Investment or expenditure shall have been made within 365 days of the first anniversary of the receipt of any Net Proceeds from such Asset Sale.

          Any Net Proceeds from the Asset Sale that are not invested or applied as provided and within the time period set forth in the first sentence of the preceding paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $50.0 million, the Issuer shall make an offer to all Holders and, if required by the terms of any Pari Passu Indebtedness to the holders of such Pari Passu Indebtedness (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount (or accreted value, as applicable) of the new notes and such Pari Passu Indebtedness that is a minimum amount of $2,000 and in an integral multiple of $1,000 in excess thereof that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or accreted value, as applicable), plus accrued and unpaid interest to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within 30 calendar days after the date that Excess Proceeds exceed $50.0 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee.

          To the extent that the aggregate principal amount (or accreted value, as applicable) of new notes and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes, subject to the other covenants contained in the Indenture, and they will no longer constitute Excess Proceeds. If the aggregate principal amount (or accreted value, as applicable) of new notes or the Pari Passu Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the new notes and such Pari Passu Indebtedness to be purchased on a pro rata basis (or, in the case of new notes in global form, the Trustee will select new notes for redemption based on DTC’s method that most nearly approximates a pro rata selection or by such other method that the Trustee shall deem fair and appropriate) based on the accreted value or principal amount of the new notes or such Pari Passu Indebtedness tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

          Pending the final application of any Net Proceeds pursuant to this covenant, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture.

          The Issuer will comply with the applicable requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the new notes pursuant to an Asset Sale Offer. To the extent that the applicable provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

          Agreements relating to Indebtedness to which the Issuer is or in the future may become a party may prohibit or limit the Issuer from purchasing any new notes pursuant to this Asset Sales covenant. In the event the Issuer is prohibited from purchasing the new notes, the Issuer could seek the consent of its lenders to the purchase of the new notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain such consent or repay such borrowings, it will remain prohibited from purchasing the new notes. In such case, the Issuer’s failure to purchase tendered new notes would constitute an Event of Default under the Indenture after any required giving of notice and lapse of time as described under “Events of Default and Remedies.”

Certain Covenants

          Set forth below are summaries of certain covenants contained in the Indenture.

Limitation on Restricted Payments

          The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

          (I) declare or pay any dividend or make any payment or distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation other than:

(a) dividends, payments or distributions by the Issuer payable solely in Equity Interests (other than Disqualified Stock) of the Issuer; or

          (b) dividends, payments or distributions by a Restricted Subsidiary so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary that is not a Wholly-Owned Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend payment or distribution in accordance with its Equity Interests in such class or series of securities;

          (II) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent of the Issuer, including in connection with any merger or consolidation;

          (III) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value or give any irrevocable notice of redemption with respect thereto, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than:

          (a) Indebtedness permitted under clauses (7) and (8) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

          (b) the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

(c) the giving of an irrevocable notice of redemption with respect to the transactions described in clauses (2) and (3) of the next paragraph; or

(IV) make any Restricted Investment

(all such payments and other actions set forth in clauses (I) through (IV) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1) no Default shall have occurred and be continuing or would occur as a consequence thereof;

          (2) immediately after giving effect to such transaction on a pro forma basis, the Issuer could incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

          (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (7), (8), (9), (10), (11), (13) and (14) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of (without duplication):

          (a) 50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) beginning January 1, 2011 to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit; plus

(b) 100% of the aggregate net cash proceeds and the fair market value of marketable securities or other property received by the Issuer since immediately after the Issue Date from the sale of:

          (i) Equity Interests of the Issuer, including Treasury Capital Stock (as defined below), but excluding cash proceeds and the fair market value of marketable securities or other property received from the sale of Equity Interests to members of management, directors or consultants of the Issuer, any direct or indirect parent company of the Issuer and the Issuer’s Subsidiaries after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph; or

(ii) debt securities of the Issuer that have been converted into or exchanged for such Equity Interests of the Issuer;

provided, however, that this clause (b) shall not include the proceeds from (X) Equity Interests or convertible debt securities of the Issuer sold to a Restricted Subsidiary, as the case may be, or (Y) Disqualified Stock or debt securities that have been converted into Disqualified Stock; plus

          (c) 100% of the aggregate amount of cash and the fair market value of marketable securities or other property contributed to the capital of the Issuer following the Issue Date (other than by a Restricted Subsidiary); plus

(d) 100% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by means of:

          (i) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of Restricted Investments made by the Issuer or its Restricted Subsidiaries or interest payments made in respect of any repurchases and redemptions of such Restricted Investments from the Issuer or its Restricted Subsidiaries, repayments of or interest payments made in respect of any loans or advances, and releases of guarantees, which constitute Restricted Investments by the Issuer or its Restricted Subsidiaries or any dividends or other distributions made or payments made with respect to any Restricted Investment by the Issuer or any Restricted Subsidiary, in each case after the Issue Date; or

          (ii) the sale (other than to the Issuer or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary after the Issue Date; plus

          (e) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Issue Date, the merger or consolidation of an Unrestricted Subsidiary into the Issuer or a Restricted Subsidiary or the transfer of assets of any Unrestricted Subsidiary to the Issuer or a Restricted Subsidiary, the fair market value of the Investment in such Unrestricted Subsidiary at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment.

The foregoing provisions do not prohibit:

          (1) the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof or the giving of the irrevocable redemption notice, as applicable, if at the date of declaration or notice such payment would have complied with the provisions of the Indenture;

          (2) the redemption, repurchase, retirement, defeasance or other acquisition of any Equity Interests of the Issuer or any direct or indirect parent of the Issuer (“Treasury Capital Stock”) or Subordinated Indebtedness of the Issuer or a Guarantor in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of the Issuer or any direct or indirect parent of the Issuer to the extent contributed to the Issuer (in each case, other than any Disqualified Stock); provided that the amount of any proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clauses (b) and (c) of the preceding paragraph;

          (3) the redemption, repurchase, retirement, defeasance or other acquisition of Subordinated Indebtedness of the Issuer or a Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuer or a Guarantor, as the case may be, which is incurred in compliance with “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as:

          (a) the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value, plus the amount of any reasonable premium paid (including reasonable tender premiums) and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness;

          (b) such new Indebtedness is subordinated to the new notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value;

          (c) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired; and

          (d) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;

          (4) a Restricted Payment to pay for the repurchase, retirement or other acquisition of Equity Interests of the Issuer held by any future, present or former employee, director or consultant of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed in any calendar year $10.0 million (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $20.0 million in any calendar year); provided further that such amount in any calendar year may be increased by an amount not to exceed:

          (a) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Issuer to members of management, directors or consultants of the Issuer or any of its Subsidiaries that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of the preceding paragraph or clause (8) of the definition of Permitted Investments; plus

(b) the cash proceeds of key man life insurance policies received by the Issuer or its Restricted Subsidiaries after the Issue Date; less

(c) the amount of any Restricted Payments made in any prior calendar year pursuant to clauses (a) and (b) of this clause (4);

          (5) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries issued in accordance with the covenant described under “—Limitation on Incurrence of

Indebtedness and Issuance of Disqualified Stock and Preferred Stock” to the extent such dividends are included in the definition of “Fixed Charges”;

          (6) repurchases of Equity Interests deemed to occur upon exercise or vesting of stock options, warrants or similar rights if such Equity Interests represent all or a portion of the exercise price of such options or warrants or are surrendered in connection with satisfying any federal or state income tax obligation incurred in connection with such exercise or vesting;

          (7) the repurchase, redemption or other acquisition for value of Equity Interests of the Issuer representing fractional shares of such Equity Interests in connection with a stock dividend, split or combination or any merger, consolidation, amalgamation or other combination involving the Issuer;

          (8) the redemption, repurchase, retirement or other acquisition, in each case for nominal value per right, of any rights granted to all holders of Equity Interests of the Issuer pursuant to any stockholders’ rights plan adopted for the purpose of protecting stockholders from unfair takeover tactics, provided that any such redemption, repurchase, retirement or other acquisition of such rights shall not be for the purpose of evading the limitations described under this covenant;

          (9) the declaration and payment of dividends to holders of Equity Interests of the Issuer or the acquisition, in open market purchases or otherwise, of Equity Interests of the Issuer in an aggregate amount not to exceed $10.0 million in any fiscal year, provided that up to $10.0 million of such amount that is not utilized by the Issuer to pay dividends or acquire Equity Interests of the Issuer in any calendar year may be carried forward to the immediately succeeding year;

          (10) payments or distributions to dissenting stockholders pursuant to applicable law in connection with a merger, consolidation or transfer of all or substantially all of the Issuer’s property or assets that complies with the Indenture, provided that as a result of such merger, consolidation or transfer of all or substantially all of the Issuer’s property or assets, the Issuer shall have made a Change of Control Offer or Asset Sale Offer and all new notes tendered by Holders in connection therewith shall have been repurchased, redeemed or acquired for value;

(11) other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (11) not to exceed $100.0 million;

(12) the repurchase, redemption, retirement, defeasance or other acquisition of the Convertible Subordinated Notes;

          (13) the repurchase, redemption retirement, defeasance or other acquisition of any Subordinated Indebtedness required in accordance with provisions applicable thereto similar to those described under the captions “Repurchase at the Option of Holders—Change of Control” and “Repurchase at the Option of Holders—Asset Sales”; provided that all new notes tendered by Holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value; and

          (14) direct or indirect loans or advances to the Issuer’s Employee Stock Ownership Plan in connection with its purchase or other acquisition of Equity Interests of the Issuer in an aggregate amount not to exceed $10.0 million in any fiscal year or $50.0 million in the aggregate;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (9), (11) and (14), no Default shall have occurred and be continuing or would occur as a consequence thereof.

          All of the Issuer’s Subsidiaries are currently Restricted Subsidiaries. The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investment.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to the first paragraph of this covenant or under clause (11) of the second paragraph of this covenant, or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

          If the Issuer or any Restricted Subsidiary makes a Restricted Payment which, at the time of the making of such Restricted Payment, in the good faith determination of the Issuer or such Restricted Subsidiary, would be permitted under the requirements of the Indenture, such Restricted Payment shall be deemed to have been made in compliance with the Indenture notwithstanding any subsequent adjustment made in good faith to the Issuer’s financial statements affecting Consolidated Net Income.

          In the event that a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described in the above clauses, including, without limitation, the first paragraph of this “Limitation on Restricted Payments” covenant, the Issuer, in its sole discretion, may order and classify, and from time to time may reclassify, such Restricted Payment if it would have been permitted at the time such Restricted Payment was made and at the time of such reclassification.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

          The Issuer will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Issuer will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that the Issuer may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Guarantor may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio on a consolidated basis for the Issuer and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The foregoing limitations do not apply to:

          (1) the incurrence of Indebtedness under Credit Facilities by the Issuer or any of its Restricted Subsidiaries and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount of $300.0 million outstanding at any one time, less (i) any permanent payments actually made by the borrower thereunder following the Issue Date in respect of Indebtedness thereunder with Net Proceeds from an Asset Sale and (ii) the amount of Indebtedness then outstanding under clause (20);

(2) the incurrence by the Issuer and any Guarantor of Indebtedness represented by the new notes (including any Guarantee) (other than any Additional Notes);

(3) Indebtedness of the Issuer and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1) and (2));

          (4) Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and Preferred Stock incurred by the Issuer or any of its Restricted Subsidiaries to finance the purchase, lease, construction, installation, repair or improvement of property (real or personal) or equipment (other than software) that is used or useful in a Similar Business (including any reasonably related fees or expenses incurred in connection with such purchase, lease, construction, installation, repair or improvement), whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, in an aggregate principal amount, including all Indebtedness incurred or Disqualified Stock and Preferred Stock issued to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred or Disqualified Stock and Preferred Stock issued pursuant to this clause (4), not to exceed at any time outstanding the greater of (x) $100.0 million and (y) 5.0% of Total Assets;

          (5) Indebtedness incurred by the Issuer or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of lease obligations, workers’ compensation claims, unemployment insurance and other types of social security or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that, upon the drawing of such letters of credit, such obligations are reimbursed within 30 days following such drawing;

          (6) Indebtedness arising from agreements of the Issuer or its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, or guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Issuer or any Restricted Subsidiary pursuant to such agreements, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Issuer and its Restricted Subsidiaries in connection with such disposition;

          (7) Indebtedness of the Issuer to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor is expressly subordinated in right of payment to the new notes; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such other Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (7);

          (8) Indebtedness of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided that if a Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor, such Indebtedness is expressly subordinated in right of payment to the Guarantee of the new notes of such Guarantor; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such other Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (8);

          (9) shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such other Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another of its Restricted Subsidiaries) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause (9);

(10) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk, exchange rate risk or commodity pricing risk;

(11) obligations in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

          (12) Indebtedness or Disqualified Stock of the Issuer and Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (12), does not at any one time outstanding exceed $75.0 million; provided that the principal amount of Indebtedness incurred by any Restricted Subsidiary that is not a Guarantor pursuant to this clause (12) does not exceed $10.0 million at any one time outstanding;

          (13) the incurrence by the Issuer or any Restricted Subsidiary of the Issuer of Indebtedness, Disqualified Stock or Preferred Stock which serves to refund, replace or refinance any Indebtedness, Disqualified Stock or Preferred Stock incurred as permitted under the first paragraph of this covenant and clauses (2) and (3) above, this clause (13) and clause (14) below or any Indebtedness, Disqualified Stock or Preferred Stock issued to so refund, replace or refinance such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including reasonable tender premiums), defeasance costs and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

          (a) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced,

          (b) to the extent such Refinancing Indebtedness refinances (i) Indebtedness subordinated or pari passu to the new notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated or pari passu to the new notes or the Guarantee at least to the same extent as the Indebtedness being refinanced or refunded, or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively, and

(c) shall not include:

(i) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Issuer that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Issuer;

(ii) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Issuer, that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Guarantor; or

(iii) Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

          (14) the incurrence by the Issuer or any Restricted Subsidiary of Indebtedness to the extent the net cash proceeds of such Indebtedness are promptly deposited to defease or to satisfy and discharge the new notes as described under the captions “Legal Defeasance and Covenant Defeasance” and “Satisfaction and Discharge”;

          (15) Indebtedness, Disqualified Stock or Preferred Stock of (x) the Issuer or a Guarantor incurred to finance an acquisition or (y) Persons that are acquired by the Issuer or any Guarantor or merged into the Issuer or a Guarantor in accordance with the terms of the Indenture; provided that after giving pro forma effect to such acquisition or merger, either

(a) the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant, or

(b) the Fixed Charge Coverage Ratio of the Issuer and the Restricted Subsidiaries is greater than immediately prior to such acquisition or merger;

          (16) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its incurrence;

          (17) (a) any guarantee by the Issuer or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture; or

(b) any guarantee by a Restricted Subsidiary of Indebtedness of the Issuer; provided that such guarantee is incurred in accordance with the covenant described below under “—Subsidiary Guarantees”;

(18) Indebtedness of Foreign Subsidiaries of the Issuer not to exceed at any one time outstanding and together with any other Indebtedness incurred under this clause (18) $75.0 million;

          (19) Indebtedness of the Issuer or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business;

          (20) Indebtedness incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to the Issuer or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

(21) customer deposits and advance payments received from customers for goods and services sold in the ordinary course of business;

          (22) Indebtedness owed on a short-term basis of not longer than 30 days to banks and other financial institutions incurred in the ordinary course of business of the Issuer and its Restricted Subsidiaries with such banks or financial institutions in connection with ordinary banking arrangements to manage cash balances of the Issuer and its Restricted Subsidiaries;

          (23) Indebtedness incurred by a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s-length commercial terms; and

          (24) guarantee obligations incurred in connection with the purchase or other acquisition by the Issuer’s Employee Stock Ownership Plan of Equity Interests of the Issuer not to exceed $50.0 million at any time outstanding.

Notwithstanding anything to the contrary, no Subsidiary of the Issuer shall guarantee the Convertible Subordinated Notes.

For purposes of determining compliance with this covenant:

          (1) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (24) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer, in its sole discretion, will classify or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses; provided that all Indebtedness outstanding under the Credit Facilities on the Issue Date will at all times be deemed to be outstanding in reliance on clause (1) of the preceding paragraph; and

          (2) at the time of incurrence, the Issuer will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraphs above.

          Accrual of interest, the accretion of accreted value, the amortization of original issue discount, and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as applicable, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that are otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness, provided that the incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

          For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced plus the amount of any reasonable premium (including reasonable tender premiums), defeasance costs and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness.

          The Indenture provides that the Issuer will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of the Issuer or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the new notes or such Guarantor’s Guarantee to the extent in the same manner as such Indebtedness is subordinated to other Indebtedness of the Issuer or such Guarantor, as the case may be.

          The Indenture does not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Indebtedness as subordinated or junior to any other Indebtedness merely because it has a junior priority with respect to the same collateral.

Liens

          The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien (an “Initial Lien”) (except Permitted Liens) that secures obligations under any Indebtedness or any related guarantee, on any asset or property of the Issuer or any Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

          (1) in the case of Liens securing Subordinated Indebtedness, the new notes and related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2) in all other cases, the new notes or the Guarantees are equally and ratably secured,

except that the foregoing shall not apply to (a) Liens securing the new notes and the related Guarantees, (b) Liens securing Indebtedness permitted to be incurred under Credit Facilities, including any letter of credit facility relating thereto, that was permitted by the terms of the Indenture to be incurred pursuant to clause (1) of the second paragraph under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” and (c) Liens securing additional Indebtedness permitted to be incurred pursuant to the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” provided that, in the case of this clause (c), at the time of the incurrence of such Indebtedness and after giving pro forma effect thereto, the Secured Leverage Ratio shall not exceed 2.75 to 1.0.

          Any Lien created for the benefit of the holders of new notes pursuant to the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon discharge of the Initial Lien.

Merger, Consolidation or Sale of All or Substantially All Assets

          The Issuer may not consolidate or merge with or into or wind up into (whether or not the Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

          (1) the Issuer is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership, limited liability company or similar entity organized or existing under the laws of the jurisdiction of organization of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”); provided that at any time the Issuer or the Successor Company is not a corporation, a co-obligor of the new notes is a corporation organized or existing under such laws;

          (2) the Successor Company, if other than the Issuer, expressly assumes all the obligations of the Issuer under the new notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Default exists;

          (4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period, the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

          (5) each Guarantor, unless it is the other party to the transactions described above, in which case clause (1)(b) of the second succeeding paragraph shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Indenture, the new notes and the Registration Rights Agreement; and

          (6) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture.

          The Successor Company will succeed to, and be substituted for the Issuer, as the case may be, under the Indenture, the Guarantees and the new notes, as applicable. Notwithstanding the foregoing clauses (3) and (4),

(1) any Restricted Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to the Issuer, and

          (2) the Issuer may merge with an Affiliate of the Issuer solely for the purpose of (x) reincorporating the Issuer in a State of the United States or (y) the creation of a holding company of the Issuer so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby;

          No Guarantor will, and the Issuer will not permit any Guarantor to, consolidate or merge with or into or wind up into (whether or not the Issuer or Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

          (1) (a) such Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership, limited partnership, limited liability company or trust or similar entity organized or existing under the laws of the jurisdiction of organization of such Guarantor, as the case may be, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

          (b) the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under the Indenture and such Guarantor’s related Guarantee pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(c) immediately after such transaction, no Default exists; and

          (d) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture; or

(2) the transaction is made in compliance with the covenant described under “Repurchase at the Option of Holders—Asset Sales.”

          In the case of clause (1) above, the Successor Person will succeed to, and be substituted for, such Guarantor under the Indenture and such Guarantor’s Guarantee. Notwithstanding the foregoing, any Guarantor may merge into or transfer all or part of its properties and assets to another Guarantor or the Issuer.

Transactions with Affiliates

          The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) unless:

          (1) such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

          (2) the Issuer delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $20.0 million, a resolution adopted by the majority of the board of directors of the Issuer approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) above; and

          (3) the Issuer delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $50.0 million, an opinion as to the fairness of the Affiliate Transaction to the Issuer or the relevant Restricted Subsidiary from a financial point of view issued by an Independent Financial Advisor.

The foregoing provisions do not apply to the following:

(1) transactions between or among the Issuer or any of its Restricted Subsidiaries;

(2) Restricted Payments permitted by the provisions of the Indenture described above under the covenant “—Limitation on Restricted Payments” and Investments constituting “Permitted Investments”;

          (3) the payment of reasonable and customary fees, compensation, benefits and incentive arrangements paid or provide to, and indemnities provided on behalf of, officers, directors, employees or consultants of Issuer, any of its direct or indirect parent companies or any of its Restricted Subsidiaries, including, without limitation, any such fees, compensation, benefits, arrangements and indemnities approved in good faith by the board of directors (or a committee thereof) of the Issuer;

          (4) any agreement as in effect as of the Issue Date, or any amendment or replacement agreement thereto (so long as any such amendment is not materially disadvantageous to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date);

          (5) the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of obligations under any future amendment or replacement agreement to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (5) to the extent that the terms of any such amendment or new agreement are not otherwise materially disadvantageous to the Holders when taken as a whole;

(6) any transaction effected as part of a Qualified Receivables Financing permitted hereunder;

          (7) transactions between the Issuer or any of its Restricted Subsidiaries and any Person is an Affiliate of the Issuer solely due to the fact that a director of such Person is also a director of the Issuer; provided, however, that such director abstains from voting as a director of the Issuer or such direct or indirect parent of the Issuer, as the case may be, on any matter involving such other Person;

(8) any non-recourse pledge of Equity Interests of an Unrestricted Subsidiary to support the Indebtedness of such Unrestricted Subsidiary;

(9) the Transaction and the payment of all fees and expenses related to the Transaction;

          (10) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture, which are fair to the Issuer and its Restricted Subsidiaries, in the reasonable determination of the board of directors of the Issuer or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(11) the sale or issuance of Equity Interests (other than Disqualified Stock) of the Issuer; and

          (12) payments or loans (or cancellation of loans) to employees or consultants of the Issuer, any of its direct or indirect parent companies or any of its Restricted Subsidiaries and employment agreements, stock option plans and other similar arrangements with such employees or consultants which, in each case, are approved by the Issuer in good faith.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

          The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

          (1) (a) pay dividends or make any other distributions to the Issuer or any of the Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(b) pay any Indebtedness owed to the Issuer or any of the Restricted Subsidiaries;

(2) make loans or advances to the Issuer or any of the Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to the Issuer or any of the Restricted Subsidiaries,

except (in each case) for such encumbrances or restrictions existing under or by reason of:

(a) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Credit Facilities and the related documentation;

(b) the Indenture and the new notes;

          (c) purchase money obligations and capital lease obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (3) above on the property so acquired;

(d) applicable law or any applicable rule, regulation or order;

          (e) any agreement or other instrument of a Person acquired by the Issuer or any of its Restricted Subsidiaries in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

          (f) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Issuer pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, that impose restrictions on the assets to be sold;

          (g) Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness or place any restriction on the Issuer’s or its Restricted Subsidiaries’ use of the assets securing such Secured Indebtedness;

(h) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

          (i) other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” that impose restriction solely on Foreign Subsidiaries party thereto;

(j) customary provisions in joint venture agreements and other similar agreements relating solely to such joint venture;

(k) customary provisions contained in leases or licenses of intellectual property and other agreements, in each case, entered into in the ordinary course of business;

          (l) contractual requirements of a Receivables Subsidiary in connection with a Qualified Receivables Financing, provided that such restrictions apply only to such Receivables Subsidiary or the receivables that are subject to the Qualified Receivables Financing;

(m) protective Liens filed in connection with a sale and leaseback transaction permitted under the Indenture;

(n) restrictions in effect on the Issue Date that are contained in charter documents or shareholder agreements relating to any Restricted Subsidiary of the Issuer;

          (o) any other agreement governing Indebtedness entered into after the Issue Date that contains encumbrances and restrictions that are not materially more restrictive with respect to the Issuer or any Restricted Subsidiary than those in effect on the Issue Date pursuant to agreements in effect on the Issue Date; and

          (p) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (o) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, not materially more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Subsidiary Guarantees

          If the Issuer or any of its Restricted Subsidiaries organizes, acquires, transfers assets to or otherwise invests in any Domestic Restricted Subsidiary (other than a Domestic Restricted Subsidiary if the Net Book Value of such Domestic Restricted Subsidiary, when taken together with the aggregate Net Book Value of all other Domestic Restricted Subsidiaries that are not Guarantors, as of such date, does not exceed in the aggregate $50.0 million), then such Domestic Restricted Subsidiary shall:

          (1) within 30 Business Days execute, and deliver to the Trustee, a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Domestic Restricted Subsidiary shall unconditionally Guarantee all of the Issuer’s obligations under the new notes and the Indenture on the terms set forth in the Indenture; and

          (2) deliver to the Trustee an Opinion of Counsel that such supplemental indenture has been duly authorized, executed and delivered by such Domestic Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Domestic Restricted Subsidiary.

Thereafter, such Domestic Restricted Subsidiary shall be a Guarantor for all purposes of the Indenture.

          In addition, (i) to the extent that the collective Net Book Value of the Issuer’s non-Guarantor Domestic Restricted Subsidiaries, as of the date of the organization, acquisition, transfer of assets to or investment in a non-Guarantor Domestic Restricted Subsidiary, exceeds $50.0 million, then, within 10 Business Days of such date, the Issuer shall cause one or more of such non-Guarantor Domestic Restricted Subsidiaries to similarly execute a supplemental indenture (and deliver the related Opinions of Counsel) pursuant to which such Domestic Restricted Subsidiary or Domestic Restricted Subsidiaries shall unconditionally Guarantee all of the Issuer’s obligations under the new notes and the Indenture, in each case, such that the collective Net Book Value of all remaining non-Guarantor Domestic Restricted Subsidiaries does not exceed $50.0 million and (ii) the Issuer may, at its option, cause any other Subsidiary of the Issuer to Guarantee its obligations under the new notes and the Indenture and enter into a supplemental indenture with respect thereto.

          Notwithstanding the foregoing, from and after the Issue Date, the Issuer will not permit any of its Restricted Subsidiaries, directly or indirectly, by way of pledge, intercompany note or otherwise, to assume, guarantee or in any other manner become liable with respect to any Indebtedness (other than the new notes) of the Issuer or any Domestic Restricted Subsidiary of the Issuer, unless, in any such case, such Restricted Subsidiary executes and delivers a supplemental indenture (and the related Opinion of Counsel) to the Indenture providing a Guarantee of the new notes by such Restricted Subsidiary; provided that no Restricted Subsidiary shall be required to Guarantee the new notes if and to the extent it is prohibited by law from Guaranteeing the new notes. The obligations of each Guarantee by a Restricted Subsidiary will be limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. See “Risk Factors—Risks Related to the New Notes—Federal and state fraudulent transfer laws permit a court to void the new notes and the guarantees, and, if that occurs, you may not receive any payments on the new notes.”

Reports and Other Information

          Regardless of whether the Issuer remains subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise reports on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Indenture will require the Issuer to file with the SEC (and make available to the Trustee and, upon written request, Holders of the new notes (without exhibits), without cost to any Holder, within 15 days after it files them with the SEC) from and after the Issue Date,

          (1) within 90 days after the end of each fiscal year, annual reports on Form 10-K, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form;

          (2) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q containing all quarterly information that would be required to be contained in Form 10-Q, or any successor or comparable form; and

(3) promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 8-K, or any successor or comparable form:

in each case, in a manner that complies in all material respects with the requirements specified in such form; provided that the Issuer shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Issuer will make available such information to prospective purchasers of new notes, in addition to providing such information to the Trustee and the Holders of the new notes, in each case within 15 days after the time the Issuer would be required to file such information with the SEC, if it were subject to Sections 13 or 15(d) of the Exchange Act. The posting of such reports, documents and information to the SEC’s or the Issuer’s website shall constitute delivery of such reports, documents and information to the Trustee and the Holders of the new notes, provided, however, that the Trustee shall have no responsibility to determine whether such posting has occurred. To the extent not satisfied by the foregoing, the Issuer will agree that, for so long as any new notes are outstanding, it will furnish to Holders and to securities analysts and prospective investors, upon their written request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Suspension of Covenants

          Following the first day (the “Suspension Date”) that (a) the new notes have an Investment Grade Rating from both Rating Agencies, and (b) no Default has occurred and is continuing, the Issuer and its Restricted Subsidiaries will not be subject to the provisions of the Indenture summarized herein under: (i) “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; (ii) “—Limitation on Restricted Payments”; (iii) “—Transactions with Affiliates”; (iv) “Asset Sales”; (v) “—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”; and (vi) clause (4) under the first paragraph of “Merger, Consolidation or Sale of All or Substantially All Assets” (collectively, the “Suspended Covenants”). If and while the Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenants, the new notes will be entitled to substantially less covenant protection.

          In the event that the Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to the new notes below an Investment Grade Rating, then the Issuer and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events. The period of time between the Suspension Date and the Reversion Date is referred to herein as the “Suspension Period.” Notwithstanding that the Suspended Covenants may be reinstated, no Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period.

          During the Suspension Period, the Issuer and its Restricted Subsidiaries will be entitled to incur Liens to the extent provided for under “—Liens” (including, without limitation, Permitted Liens) and any Permitted Liens which may refer to one or more Suspended Covenants shall be interpreted as though such applicable Suspended Covenant(s) continued to be applicable during the Suspension Period (but solely for purposes of the “—Liens” covenant and for no other covenant).

          After any Reversion Date, (1) with respect to any Restricted Payments made after such Reversion Date, the amount of any Restricted Payments made will be calculated as though the covenant described above under the caption “—Limitation on Restricted Payments” had been in effect since the Issue Date and throughout the Suspension Period; and (2) all Indebtedness incurred, or Disqualified Stock or preferred stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to clause (3) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” Notwithstanding the foregoing, during the Suspension Period the Issuer shall not designate any of its Restricted Subsidiaries to be Unrestricted Subsidiaries.

          There can be no assurance that the new notes will ever achieve or maintain Investment Grade Ratings.

Events of Default and Remedies

          The Indenture provides that each of the following is an Event of Default:

(1) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of or premium, if any, on the new notes;

(2) default for 30 days or more in the payment when due of interest on or with respect to the new notes;

          (3) (a) failure by the Issuer or any Guarantor to comply with its obligations under “Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets,” (b) failure by the Issuer or any Restricted Subsidiary to comply with its obligations under the covenants described under “Repurchase at the Option of Holders” (other than a failure to purchase new notes that will constitute an Event of Default under clause (1) above and other than a failure to comply with its obligations that would cause a default under clause (a)), or (c) failure by the Issuer or any Restricted Subsidiary to comply with any of its obligations, covenants or agreements (other than a default referred to in clauses (1), (2) and (a) and (b) above) contained in the Indenture or the new notes in the case of clause (b) for 30 days and in the case of clause (c) for 60 days, in each such case after receipt of written notice given to the Issuer by the Trustee or the Holders of not less 25% in principal amount of the new notes;

          (4) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries, other than Indebtedness owed to the Issuer or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the new notes, if both:

          (a) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

          (b) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $25.0 million or more at any one time outstanding;

          (5) failure by the Issuer or any Significant Subsidiary (or group of Restricted Subsidiaries that taken together would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $25.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6) certain events of bankruptcy or insolvency with respect to the Issuer or any Significant Subsidiary; or

          (7) the Guarantee of any Significant Subsidiary (or group of Guarantors that taken together would constitute a Significant Subsidiary) shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of such Guarantor, as the case may be, denies that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture and such default continues for 10 Business Days.

          If any Event of Default (other than of a type specified in clause (6) above with respect to the Issuer) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in principal amount of the then total outstanding new notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding new notes to be due and payable immediately.

          Upon the effectiveness of such declaration, such principal and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) of the first paragraph of this section, all outstanding new notes will become due and payable without further action or notice. The Indenture will provide that the Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest.

          The Indenture provides that the Holders of a majority in aggregate principal amount of the then outstanding new notes by notice to the Trustee may on behalf of the Holders of all of the new notes waive any existing Default and its consequences under the Indenture except a continuing Default in the payment of interest on, premium, if any, or the principal of any Note held by a non-consenting Holder or a continuing Default in respect of a covenant or provision of the Indenture which cannot be amended or modified without the consent of all Holders.

          Subject to the provisions of the Indenture relating to the duties of the Trustee thereunder, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the new notes unless the Holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Note may pursue any remedy with respect to the Indenture or the new notes unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2) Holders of at least 25% in principal amount of the total outstanding new notes have requested the Trustee to pursue the remedy;

(3) Holders of the new notes have offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) Holders of a majority in principal amount of the total outstanding new notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

          Subject to certain restrictions, under the Indenture the Holders of a majority in principal amount of the total outstanding new notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability.

          The Indenture provides that the Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required, within 60 days after becoming aware of any Default, to deliver to the Trustee a statement specifying such Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

          No director, officer, employee, incorporator or stockholder, member or limited partner of the Issuer or any Restricted Subsidiary or any of their parent companies shall have any liability for any obligations of the Issuer or the Guarantors under the new notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting new notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the new notes.

Legal Defeasance and Covenant Defeasance

          The obligations of the Issuer and the Guarantors under the Indenture will terminate (other than certain obligations) and will be released upon payment in full of all of the new notes. The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the new notes and have the Issuer and each Guarantor’s obligation discharged with respect to its Guarantee (“Legal Defeasance”) and cure all then existing Events of Default except for:

          (1) the rights of Holders of new notes to receive payments in respect of the principal of, premium, if any, and interest on the new notes when such payments are due solely out of the trust created pursuant to the Indenture;

          (2) the Issuer’s obligations with respect to new notes concerning issuing temporary new notes, registration of such new notes, mutilated, destroyed, lost or stolen new notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

          In addition, the Issuer may, at its option and at any time, elect to have its obligations and those of each Guarantor released with respect to certain covenants in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default with respect to the new notes. In the event Covenant Defeasance occurs, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Issuer) described under “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the new notes. In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the new notes:

          (1) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the new notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the new notes on the stated maturity date or on the redemption date, as the case may be, of such principal, premium, if any, or interest on such new notes and the Issuer must specify whether such new notes are being defeased to maturity or to a particular redemption date;

          (2) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

(a) the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(b) since the issuance of the new notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the new notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the new notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4) no Default (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

          (5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any Credit Facility, the Convertible Subordinated Notes or the indenture pursuant to which the Convertible Subordinated Notes were issued or any other material agreement or instrument (other than the Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

          (6) the Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions following the deposit, the trust funds will not be subject to the effect of Section 547 of Title 11 of the United States Code;

          (7) the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Guarantor or others; and

          (8) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all new notes, when either:

          (1) all new notes theretofore authenticated and delivered, except lost, stolen or destroyed new notes which have been replaced or paid and new notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

          (2) (a) all new notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption and redeemed within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer and the Issuer or any Guarantor have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the new notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the new notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(b) the Issuer has paid or caused to be paid all sums payable by it under the Indenture; and

(c) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the new notes at maturity or the redemption date, as the case may be.

          In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Amendment, Supplement and Waiver

          Except as provided in the next two succeeding paragraphs, the Indenture, any Guarantee and the new notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the new notes then outstanding, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, new notes, and any existing Default or compliance with any provision of the Indenture or the new notes issued thereunder may be waived with the consent of the Holders of a majority in principal amount of the then outstanding new notes, other than new notes beneficially owned by the Issuer or its Affiliates, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the new notes.

          The Indenture provides that, without the consent of each affected Holder of new notes, an amendment or waiver may not, with respect to any new notes held by a non-consenting Holder:

(1) reduce the principal amount of such new notes whose Holders must consent to an amendment, supplement or waiver;

          (2) reduce the principal of or change the fixed final maturity of any such Note or alter or waive the provisions with respect to the redemption of such new notes (other than provisions relating to the covenants described above under the caption “Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any Note;

          (4) waive a Default in the payment of principal of or premium, if any, or interest on the new notes, except a rescission of acceleration of the new notes by the Holders of at least a majority in aggregate principal amount of the new notes and a waiver of the payment default that resulted from such acceleration;

(5) make any Note payable in currency other than that stated therein;

(6) make any change in the provisions of the Indenture relating to the rights of Holders to receive payments of principal of or premium, if any, or interest on the new notes;

(7) make any change in these amendment and waiver provisions;

          (8) impair the right of any Holder to receive payment of principal of, or interest on such Holder’s new notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s new notes;

(9) make any change to or modify the ranking of the new notes that would adversely affect the Holders; or

(10) except as expressly permitted by the Indenture, modify the Guarantee of any Significant Subsidiary in any manner adverse to the Holders of the new notes.

          Notwithstanding the foregoing, the Issuer, any Guarantor (with respect to a Guarantee or the Indenture to which it is a party) and the Trustee may amend or supplement the Indenture and any Guarantee or new notes without the consent of any Holder:

(1) to cure any ambiguity, omission, mistake, defect or inconsistency;

(2) to provide for uncertificated new notes of such series in addition to or in place of certificated new notes;

(3) to comply with the covenant relating to mergers, consolidations and sales of assets;

(4) to provide for the assumption of the Issuer’s or any Guarantor’s obligations to the Holders;

(5) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the rights under the Indenture of any such Holder;

(6) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor;

(7) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(8) to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee thereunder pursuant to the requirements thereof;

(9) to provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except that they are not freely transferable;

(10) to add a Guarantor or release any Guarantor from its Guarantee if such release is in accordance with the terms of the Indenture;

          (11) to conform the text of the Indenture, Guarantees or the new notes to any provision of this “Description of New Notes” to the extent that such provision in this “Description of New Notes” was intended to be a verbatim recitation of a provision of the Indenture, Guarantee or new notes, as provided in an Officer’s Certificate; or

          (12) to make any amendment to the provisions of the Indenture relating to the transfer and legending of new notes as permitted by the Indenture, including, without limitation to facilitate the issuance and administration of the new notes; provided, however, that (i) compliance with the Indenture as so amended would not result in new notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer new notes.

          The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Notices

          Notices given by publication will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.

Concerning the Trustee

          The Indenture contains certain limitations on the rights of the Trustee thereunder, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

          The Indenture will provide that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs.

Governing Law

          The Indenture, the new notes and any Guarantee are or will be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles thereof.

Certain Definitions

          Set forth below are certain defined terms used in the Indenture. For purposes of the Indenture, unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

          “Acquired Indebtedness” means, with respect to any specified Person,

          (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness assumed or incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

          “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. No Person (other than the Issuer or any Subsidiary of the Issuer) in whom a Receivables Subsidiary makes an Investment in connection with a financing of accounts receivable will be deemed to be an Affiliate of the Issuer or any of its Subsidiaries solely by reason of such Investment.

          “Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

(1) 1.0% of the principal amount of such Note; and

          (2) the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of such Note at April 1, 2014 (such redemption price being set forth in the table appearing above under the caption “Optional Redemption”), plus (ii) all required interest payments due on such Note through April 1, 2014 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the then-outstanding principal amount of such Note.

“Asset Sale” means:

          (1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets of the Issuer or any of the Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

          (2) the issuance or sale of Equity Interests of any Restricted Subsidiary, whether in a single transaction or a series of related transactions (other than Preferred Stock of Restricted Subsidiaries issued in compliance with the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”);

in each case, other than:

          (a) any disposition of Cash Equivalents or Investment Grade Securities or obsolete, damaged or worn out equipment or assets no longer used or useful, in each case, in the ordinary course of business or any disposition of inventory, equipment, accounts receivable or goods (or other assets) held for sale in the ordinary course of business;

          (b) the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described above under “Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control pursuant to the Indenture;

          (c) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “Certain Covenants—Limitation on Restricted Payments”;

          (d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate fair market value of less than $10.0 million;

          (e) any disposition of property or assets or issuance of securities by a Restricted Subsidiary of the Issuer to the Issuer or by the Issuer or a Restricted Subsidiary of the Issuer to another Restricted Subsidiary of the Issuer;

(f) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g) the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(h) foreclosures, condemnations or any similar actions on assets;

          (i) any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, including Sale and LeaseBack Transactions permitted by the Indenture;

(j) licenses or sub-licenses of intellectual property in the ordinary course of business;

(k) the creation of any Lien permitted under the Indenture;

(l) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(m) the surrender or waiver of contract rights or settlement, release or surrender of a contract, tort or other litigation claim in the ordinary course of business; and

(n) a disposition of accounts receivable and related assets by a Receivables Subsidiary in a Qualified Receivables Financing.

          “Business Day” means each day which is not a Legal Holiday.

          “Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

          “Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP; provided that any obligations of the Issuer or its Restricted Subsidiaries either existing on the Issue Date or created prior to any recharacterization described below (i) that were not included on the consolidated balance sheet of the Issuer as capital lease obligations and (ii) that are subsequently recharacterized as capital lease obligations due to a change in accounting treatment or otherwise, shall for all purposes under the Indenture (including, without limitation, the calculation of Consolidated Net Income and EBITDA) not be treated as capital lease obligations, Capitalized Lease Obligations or Indebtedness.

          “Cash Equivalents” means:

(1) United States dollars;

(2) (a) euro, or any national currency of any participating member of the EMU; or

(b) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business;

          (3) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 12 months or less from the date of acquisition;

(4) marketable direct EEA Government Obligations with maturities of 12 months or less from the date of acquisition;

          (5) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $500.0 million;

          (6) repurchase obligations for underlying securities of the types described in clauses (3), (4) and (5) entered into with any financial institution meeting the qualifications specified in clause (5) above;

(7) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within 24 months after the date of creation thereof;

          (8) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively, and in each case maturing within 24 months after the date of creation thereof;

          (9) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having one of the two highest ratings obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) with maturities of 24 months or less from the date of acquisition;

(10) investment funds investing 95% of their assets in securities of the types described in clauses (1) through (9) above; and

          (11) in the case of any Restricted Subsidiaries organized or having its principal place of business outside of the United States, Investments of comparable tenor and credit quality to those described in the foregoing clauses (3) through (10) customarily utilized in countries in which such Restricted Subsidiary operates.

          Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above, provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

          “Change of Control” means the occurrence of any of the following:

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to any Person;

          (2) any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), is or becomes, in a single transaction or in a related series of transactions, the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), directly or indirectly, of 50% or more of the total voting power of the Voting Stock of the Issuer;

(3) the first day on which a majority of the members of the board of directors of the Issuer are not Continuing Directors; or

(4) the adoption by the stockholders of the Issuer of a plan or proposal for the liquidation or dissolution of the Issuer.

          “Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of goodwill and other intangibles, deferred financing fees of such Person and its Restricted Subsidiaries, for such period on a consolidated basis and otherwise determined in accordance with GAAP.

          “Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1)

consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and (y) any expensing of bridge, commitment and other financing fees; plus

(2)	consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued.

          For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

          “Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

(1) any after-tax effect of extraordinary gains or losses (less all fees and expenses relating thereto) shall be excluded,

(2) the cumulative effect of a change in accounting principles during such period shall be excluded,

(3) any after-tax effect of income (loss) attributable to discontinued operations shall be excluded,

          (4) any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Issuer, shall be excluded,

          (5) the Net Income (but not loss) for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Issuer shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period by such Person and shall be decreased by the amount of any actual net losses that have been funded with cash from the Issuer or a Restricted Subsidiary during such period,

          (6) the Net Income (but not loss) for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of the Issuer will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Issuer or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

          (7) effects of adjustments (including the effects of such adjustments pushed down to the Issuer and its Restricted Subsidiaries) in the property and equipment, software and other intangible assets, deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(8) any impairment charge or asset write-off, in each case, pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(9) any non-cash gains and losses due solely to fluctuations in currency values in accordance with GAAP shall be excluded,

(10) any fees, charges, costs and expenses incurred in connection with the Transaction shall be excluded,

          (11) (a) the amount of any write-off of deferred financing costs or of indebtedness issuance costs and the amount of charges related to any premium paid in connection with repurchasing or refinancing indebtedness shall be excluded and (b) all non-recurring expenses and charges relating to such repurchase or refinancing of indebtedness or relating to any incurrence of indebtedness, in each case, whether or not such transaction is consummated, shall be excluded,

          (12) restructuring charges incurred in connection with the closing and restructuring of idle facilities and non-recurring restructuring charges incurred in connection with consolidation of facilities of Clopay Building Products Company shall be excluded,

(13) any severance or similar one-time compensation charges shall be excluded,

          (14) fees, expenses and charges relating to any offering of Equity Interests or Indebtedness of the Issuer or its Restricted Subsidiaries or any acquisition permitted by the Indenture shall be excluded, and

          (15) any non-cash compensation charge or expense, including such charge or expense arising from grants of stock options or restricted stock or other equity incentive programs for the benefit of officers, directors and employees of the Issuer or any Restricted Subsidiary of the Issuer shall be excluded.

          Notwithstanding the foregoing, for the purpose of the covenant described under “Certain Covenants—Limitation on Restricted Payments” only (other than clause (3)(e) of the first paragraph thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Issuer and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Issuer and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Issuer or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any interest payment, distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (3)(e) thereof.

          “Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds

(a) for the purchase or payment of any such primary obligation, or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

          (3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

          “Continuing Directors” means, as of any date of determination, any member of the board of directors of the Issuer who (1) was a member of such board of directors on the date of the Indenture; or (2) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.

          “Convertible Subordinated Notes” means the $100,000,000 aggregate principal amount of 4.0% Convertible Subordinated Notes due 2017 issued by the Issuer pursuant to an indenture dated December 21, 2009 between the Issuer and American Stock Transfer & Trust Company, LLC, as trustee.

          “Credit Facilities” means, with respect to the Issuer or any of its Restricted Subsidiaries, one or more debt facilities, including the Senior Credit Facilities and the New Credit Facility, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings to the extent in excess of the amount permitted under clause (1) of the second paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” is otherwise permitted to be incurred under such covenant) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

          “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

          “Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Issuer, less the amount of cash and Cash Equivalents received in connection with a subsequent sale of or collection of such Designated Non-cash Consideration.

          “Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is putable or exchangeable, except to the extent such capital stock is exchanged into Indebtedness at the option of the Issuer thereof and only subject to the terms of any debt instrument to which such Person is a party), or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

          “Domestic Restricted Subsidiary” means a Restricted Subsidiary incorporated or otherwise organized or existing under the laws of the United States, any state thereof or the District of Columbia.

          “EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period

(1) increased (without duplication) by:

          (a) provision for taxes based on income or profits or capital gains, including, without limitation, state, franchise and similar taxes and foreign withholding taxes of such Person paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income; plus

(b) Fixed Charges of such Person for such period to the extent the same was deducted (and not added back) in calculating such Consolidated Net Income; plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

          (d) any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by the Indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the offering of the Notes and the Credit Facilities and (ii) any amendment or other modification of the Notes, and, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

          (e) the amount of any restructuring charge or reserve deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Issue Date and costs related to the closure and/or consolidation of facilities; plus

          (f) any other non-cash charges, including any write-offs or write-downs, reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

          (g) any costs or expense incurred by the Issuer or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Issuer or net cash proceeds of an issuance of Equity Interest of the Issuer (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (3) of the first paragraph under “Certain Covenants—Limitation on Restricted Payments,”; plus

(h) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights;

          (2) decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period, and

(3) increased or decreased by (without duplication):

(a) any net gain or loss resulting in such period from Hedging Obligations and the application of Statement of Financial Accounting Standards No. 133; plus or minus, as applicable,

          (b) any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Hedging Obligations for currency exchange risk); plus or minus, as applicable,

(c) any net after-tax income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative,

all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

          “EEA Government Obligation” means any direct non-callable obligation of any European Union member for the payment of which obligation the full faith and credit of the respective nation is pledged; provided that such nation has a credit rating at least equal to that of the highest rated member nation of the European Economic Area.

          “EMU” means the economic and monetary union as contemplated in the Treaty on European Union.

          “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

          “Equity Offering” means any public or private sale of common stock or Preferred Stock of the Issuer or any of its direct or indirect parent companies (excluding Disqualified Stock), other than:

(1) public offerings with respect to the Issuer’s or any direct or indirect parent company’s common stock registered on Form S-8; and

(2) issuances to any Subsidiary of the Issuer.

          “euro” means the single currency of participating member states of the EMU.

          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

          “fair market value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Issuer in good faith; provided that if the fair market value is equal to or exceeds $25.0 million, such determination shall be made in good faith by the board of directors of the Issuer.

          “Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Issuer or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility or other incurrence of Indebtedness for working capital purposes pursuant to working capital facilities unless, in each case, such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable period.

          For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP) that have been made by the Issuer or any of its Restricted Subsidiaries during the reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (and the change in any associated Fixed Charges and the change in EBITDA resulting therefrom) had occurred on the first day of the reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or discontinued operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or discontinued operation had occurred at the beginning of the applicable period.

          For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer and shall comply with Regulation S-X, except that the pro forma calculations may also include reasonably identifiable and factually supportable operating expense reductions for which the steps necessary for realization have been taken or are reasonably expected to be completed within 12 months of the transaction and are set forth in an Officer’s Certificate. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

          “Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1) Consolidated Interest Expense of such Person for such period;

(2) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock of such Person during such period; and

(3) all cash dividends or other distributions paid or accrued (excluding items eliminated in consolidation) on any series of Disqualified Stock of such Person during such period.

          “Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary other than a Domestic Restricted Subsidiary.

          “GAAP” means generally accepted accounting principles in the United States which are in effect on the Issue Date.

          “Government Securities” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

          (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America.

          “guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

          “Guarantee” means the guarantee by any Guarantor of the Issuer’s Obligations under the Indenture.

          “Guarantor” means each Restricted Subsidiary that Guarantees the Notes in accordance with the terms of the Indenture.

          “Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) any interest rate protection agreements including, without limitation, interest rate swap agreements, interest rate cap agreements and interest rate collar agreements;

(2) any foreign exchange contracts, currency swap agreements or other agreements or arrangements designed to protect such Person against fluctuations in interest rates or foreign exchange rates;

(3) any commodity futures contract, commodity option or other similar arrangement or agreement designed to protect such Person against fluctuations in the prices of commodities; and

(4) indemnity agreements and arrangements entered into in connection with the agreements and arrangements described in clauses (1), (2) and (3).

          “Holder” means the Person in whose name a Note is registered on the registrar’s books.

          “Indebtedness” means, with respect to any Person, without duplication:

(1) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a) in respect of borrowed money;

(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

          (c) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes an accrued expense or trade payable or similar obligation to a trade creditor accrued in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP; or

(d) representing any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

          (2) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of the such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

          (3) to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person, provided that if such Indebtedness has not been so assumed the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at the date of determination and (B) the amount of the Indebtedness so secured;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include Contingent Obligations incurred in the ordinary course of business and obligations under or in respect of Qualified Receivables Financings.

          “Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Issuer, qualified to perform the task for which it has been engaged.

          “Initial Purchasers” means Deutsche Bank Securities Inc., J.P.Morgan Securities LLC, Goldman, Sachs & Co., HSBC Securities (USA) Inc., and Wells Fargo Securities, LLC.

          “Investment Grade Rating” means a rating equal to or higher than Baa3 (or equivalent) by Moody’s and BBB- (or equivalent) by S&P, or an equivalent rating by any Successor Rating Agency.

          “Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “Certain Covenants—Limitation on Restricted Payments”:

(1)

“Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation; less

(b) the portion (proportionate to the Issuer equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

          “Issue Date” means March 17, 2011.

          “Issuer” has the meaning set forth in the first paragraph under “General.”

          “Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York.

          “Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

          “Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

          “Net Book Value” means, with respect to any Domestic Restricted Subsidiary, the net book value of the total assets of such Restricted Subsidiary determined in accordance with GAAP but excluding book value attributable to (i) an Investment in another Domestic Restricted Subsidiary (A) that is a Guarantor or (B) to the extent the assets of such other Domestic Restricted Subsidiary are otherwise included in the determination of aggregate Net Book Value pursuant to the covenant described under “Certain Covenants–Subsidiary Guarantees”, (ii) an investment in a Foreign Subsidiary, (iii) deferred taxes, (iv) deferred financing costs, (v) intercompany indebtedness and (vi) assets that are no longer used or useful in the business of such Domestic Restricted Subsidiary (as determined by the Issuer in good faith).

          “Net Income” means, with respect to any Person, the net income (loss) of such Person, determined on a consolidated basis in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

          “Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale, net of (1) the direct costs relating to such Asset Sale, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, (2) taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (3) amounts required to be applied to the repayment of principal, premium, if any, and interest on Secured Indebtedness required (other than required by clause (1) of the second paragraph of “Repurchase at the Option of Holders—Asset Sales”) to be paid as a result of such transaction, (4) in the case of any Asset Sale by a Restricted Subsidiary that is not a Guarantor, payments to holders of Equity Interests in such Restricted Subsidiary (other than Equity Interests held by the Issuer or any of its Restricted Subsidiaries) to the extent that such payment is required to permit the distribution of proceeds in respect of the disposed Equity Interests in such Restricted Subsidiary held by the Issuer or any of its Restricted Subsidiaries and (5) any deduction of appropriate amounts to be provided by the Issuer or any of the Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer or any of the Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (fixed or contingent) associated with such transaction.

          “Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements

(including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness; provided that Obligations with respect to the Notes shall not include fees or indemnification obligations in favor of the Trustee and other third parties other than the Holders of the Notes.

          “Officer” means the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer, any Assistant Treasurer, the Controller or the Secretary of the Issuer.

          “Officer’s Certificate” means a certificate signed on behalf of the Issuer by an Officer of the Issuer that meets the requirements set forth in the Indenture.

          “Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

          “Pari Passu Indebtedness” means, with respect to the Issuer or any Guarantor, Indebtedness of the Issuer or such Guarantor unless, with respect to any item of Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding or any other agreement governing the terms of such Indebtedness expressly provides that such Indebtedness shall be subordinated in right of payment to any other item of Indebtedness of the Issuer or such Guarantor. Notwithstanding the foregoing, “Pari Passu Indebtedness” shall not include:

          (i) Indebtedness of the Issuer owed to any Restricted Subsidiary of the Issuer or Indebtedness of any such Restricted Subsidiary owed to the Issuer or any other Restricted Subsidiary of such Restricted Subsidiary;

(ii) Indebtedness incurred in violation of the Indenture.

          “Permitted Asset Swap” means the concurrent purchase and sale or exchange of Replacement Assets or a combination of Replacement Assets and cash or Cash Equivalents between the Issuer or any of its Restricted Subsidiaries and another Person; provided, that any cash or Cash Equivalents received must be applied in accordance with the “Repurchase at the Option of Holders—Asset Sales” covenant.

          “Permitted Investments” means:

(1) any Investment in the Issuer or any of its Restricted Subsidiaries;

(2) any Investment in cash and Cash Equivalents;

(3) any Investment by the Issuer or any of its Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

          (b) such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

          (4) any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of “Repurchase at the Option of Holders—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

          (5) any Investment existing on the Issue Date, and any extension, modification or renewal of any Investments existing on the Issue Date, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other decreases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Issue Date);

          (6) any Investment acquired by the Issuer or any of its Restricted Subsidiaries in compromise of, or in respect of, obligations of, claims against or dispute with, any Person (other than the Issuer or any Restricted Subsidiary or Affiliate), including, but not limited to:

          (a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable; or

          (b) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(7) Hedging Obligations permitted under clause (10) of the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

          (8) Investments made with the net cash proceeds of, or the payment for which consists of, Equity Interests (exclusive of Disqualified Stock) of the Issuer, or any of its direct or indirect parent companies; provided, however, in each case, that such cash proceeds or such Equity Interests, as the case may be, will not increase the amount available for Restricted Payments under clause (3) of the first paragraph under the covenant described in “Certain Covenants—Limitations on Restricted Payments”;

(9) guarantees of Indebtedness permitted under the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

          (10) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under “Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2) and (4) of such paragraph);

          (11) any Investment by the Issuer or any Restricted Subsidiary in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing; provided, however, that any Investment in a Receivables Subsidiary is in the form of a purchase money note, contribution of additional receivables or an Equity Interest;

          (12) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (12) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed $75.0 million (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(13) loans and advances to, or guarantees of Indebtedness of, officers, directors and employees in an amount not to exceed $2.5 million at any time outstanding;

          (14) loans and advances to officers, directors and employees for business related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business consistent with past practice;

          (15) advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of the Issuer or the Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business;

(16) lease, utility and other similar deposits in the ordinary course of business;

(17) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons, in each case in the ordinary course of business; and

          (18) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business.

“Permitted Liens” means, with respect to any Person:

          (1) pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

          (2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and for which adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

          (3) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, and for which adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

          (4) Liens to secure public or statutory obligations, surety, stay, appeal, indemnity, bid, performance and similar bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

          (5) survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

          (6) Liens securing Indebtedness permitted to be incurred pursuant to clause (4) or (18) of the second paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that such Liens incurred pursuant to clause (18) extend only to the assets of Foreign Subsidiaries;

(7) Liens existing on the Issue Date (other than Liens in favor of secured parties under the Senior Credit Facilities);

          (8) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Issuer or any of its Restricted Subsidiaries;

          (9) Liens on property at the time the Issuer or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Issuer or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by the Issuer or any of its Restricted Subsidiaries;

          (10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11) Liens securing Hedging Obligations;

          (12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

          (13) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries and do not secure any Indebtedness;

          (14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or consignments entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of the Issuer or any Guarantor;

(16) Liens on equipment of the Issuer or any of its Restricted Subsidiaries granted in the ordinary course of business to the Issuer’s clients;

          (17) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8) and (9) and any Lien permitted by clause (c) under “—Liens”; provided, however, that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or in the case of Indebtedness described under clauses (6), (7), (8) and (9) only, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8) and (9) at the time the original Lien became a Permitted Lien under the Indenture, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(18) deposits made in the ordinary course of business to secure liability to insurance carriers;

          (19) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed at any one time outstanding the greater of (x) $40.0 million and (y) 4.0% of Tangible Assets of the Issuer and its Restricted Subsidiaries;

          (20) Liens securing judgments for the payment of money not constituting an Event of Default under clause (5) under the caption “Events of Default and Remedies” so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

          (21) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation and exportation of goods in the ordinary course of business;

          (22) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code (or any comparable or successor provision) on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

          (23) Liens deemed to exist in connection with Investments in repurchase agreements permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

          (24) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

          (25) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Issuer or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuer and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(26) Liens on accounts receivable and related assets contemplated by a Qualified Receivables Financing;

          (27) Liens on property or assets securing Indebtedness used to defease or to satisfy and discharge the Notes in their entirety; provided that the incurrence of such Indebtedness and such defeasance or satisfaction and discharge were not prohibited by the Indenture;

(28) Non-recourse Liens on the Equity Interests of an Unrestricted Subsidiary to secure Obligations of such Unrestricted Subsidiary; and

          (29) Liens on Equity Interests deemed to exist in connection with any options, put and call arrangements, rights of first refusal and similar rights relating to Investments in Persons that are not Subsidiaries under the Indenture.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

          “Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

          “Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

          “Qualified Receivables Financing” means any transaction or series of transactions entered into by the Issuer or any of its Restricted Subsidiaries pursuant to which the Issuer or any of its Restricted Subsidiaries sells, conveys or otherwise transfers to (i) a Receivables Subsidiary (in the case of a transfer by the Issuer or any of its Restricted Subsidiaries) and (ii) any other Person (in the case of a transfer by a Receivables Subsidiary), or grants a security interest in, any accounts receivable (whether now existing or arising in the future) of the Issuer or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted.

          “Rating Agencies” mean Moody’s and S&P; provided that if S&P, Moody’s or any Successor Rating Agency (as defined below) shall cease to be in the business of providing rating services for debt securities generally, the Issuer shall be entitled to replace any such Rating Agency or Successor Rating Agency, as the case may be, which has ceased to be in the business of providing rating services for debt securities generally with a security rating agency which is in the business of providing rating services for debt securities generally and which is nationally recognized in the United States (such rating agency, a “Successor Rating Agency”).

          “Receivables Subsidiary” means a Subsidiary of the Issuer (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with the Issuer or its Restricted Subsidiaries in which the Issuer or any Restricted Subsidiary of the Issuer makes an Investment and to which the Issuer or any Restricted Subsidiary of the Issuer transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Issuer and its Restricted Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the board of directors of the Issuer (as provided below) as a Receivables Subsidiary and:

          (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Issuer or any of its Restricted Subsidiaries (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Issuer or any other Subsidiary of the Issuer in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Issuer or any other Subsidiary of the Issuer, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings,

          (b) with which neither the Issuer nor any of its Restricted Subsidiaries has any material contract, agreement, arrangement or understanding other than on terms which the Issuer reasonably believes to be no less favorable to the Issuer or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Issuer, and

          (c) to which neither the Issuer nor any of its Restricted Subsidiaries has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

          Any such designation by the board of directors of the Issuer shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the board of directors of the Issuer giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

          “Replacement Assets” means (a) substantially all the assets of a business, (b) Capital Stock in any Person that results in the Issuer or another of the Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such Person such that it constitutes a Restricted Subsidiary or (c) any other property or assets, in the case of each of clauses (a) through (c), used or useful in a Similar Business.

          “Restricted Investment” means an Investment other than a Permitted Investment.

          “Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Issuer (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

          “S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

          “Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Issuer or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to a third Person in contemplation of such leasing.

          “SEC” means the U.S. Securities and Exchange Commission.

          “Secured Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries secured by a Lien.

          “Secured Leverage Ratio” means, as of the date of determination, the ratio of (a) the Secured Indebtedness of the Issuer and its Restricted Subsidiaries as of such date of determination (determined after giving pro forma effect to such incurrence of Indebtedness, and each other incurrence, assumption, guarantee, redemption, retirement and extinguishment of Indebtedness as of such date of determination) to (b) EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended four fiscal quarters ending immediately prior to such date for which internal financial statements are available. For purposes of determining the “Secured Leverage Ratio,” “EBITDA” shall be subject to the adjustments applicable to “EBITDA” as provided for in the definition of “Fixed Charge Coverage Ratio”.

          “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

          “Senior Credit Facilities” means the Credit Facility under each of the Credit Agreement dated as of March 31, 2008, as amended, by and among, Telephonics Corporation, as borrower, Gritel Holding Co., Inc. as holdings, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent and the Amended and Restated Credit Agreement dated as of September 30, 2010, as amended, by and among, Clopay Ames True Temper Holding Corp., as borrower, Clopay Ames True Temper LLC, as holdings, certain subsidiaries of the borrower as guarantors, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent, in each case, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” above).

          “Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

          “Similar Business” means any business conducted or proposed to be conducted by the Issuer and its Restricted Subsidiaries on the Issue Date or any business that is similar, reasonably related, incidental or ancillary thereto.

          “Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Issuer or any Subsidiary of the Issuer which the Issuer has determined in good faith to be customary in an accounts receivable securitization transaction.

          “Subordinated Indebtedness” means, with respect to the Notes or the Guarantee of a Guarantor,

(1) any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Notes, and

(2) any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the Notes or the Guarantee of a Guarantor.

          “Subsidiary” means, with respect to any Person:

          (1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof or is consolidated under GAAP with such Person at such time; and

(2) any partnership, joint venture, limited liability company or similar entity of which

          (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

          “Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom all goodwill, trade names, trademarks, patents, unamortized debt discount and expense (to the extent included in said aggregate amount of assets) and other like intangibles, all as set forth in the most recent consolidated balance sheet of the Issuer and its Restricted Subsidiaries and computed in accordance with GAAP. Tangible Assets shall be calculated after giving effect to the transaction giving rise to the need to calculate Tangible Assets.

          “Total Assets” means the total assets of the Issuer and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent consolidated balance sheet of the Issuer and its Restricted Subsidiaries and computed in accordance with GAAP. Total Assets shall be calculated after giving effect to the transaction giving rise to the need to calculate Total Assets.

          “Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to April 1, 2014; provided, however, that if the period from the Redemption Date to April 1, 2014, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

          “Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§77aaa-77bbbb).

          “Unrestricted Subsidiary” means:

(1) any Subsidiary of the Issuer which at the time of determination is an Unrestricted Subsidiary (as designated by the Issuer, as provided below); and

(2) any Subsidiary of an Unrestricted Subsidiary.

          The Issuer may designate any Subsidiary of the Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Issuer or any Subsidiary of the Issuer (other than solely any Subsidiary of the Subsidiary to be so designated); provided that

          (1) any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by the Issuer;

(2) such designation complies with the covenants described under “Certain Covenants—Limitation on Restricted Payments”; and

(3) each of:

(a) the Subsidiary to be so designated; and

(b) its Subsidiaries

has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any Restricted Subsidiary.

          The Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and the Issuer could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in the first paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

          Any such designation by the Issuer shall be notified by the Issuer to the Trustee by promptly filing with the Trustee a copy of the resolution of the board of directors of the Issuer or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

          “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

          “Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

          (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2) the sum of all such payments.

          “Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

          Holders of the old notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the exchange of the old notes for new notes and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such exchange had not occurred. Accordingly, when a holder exchanges an old note for a new note in the exchange offer, the holder will have the same adjusted basis and holding period in the new note as in the old note immediately before the exchange.

PLAN OF DISTRIBUTION

          Any broker-dealer who holds any old notes to be registered pursuant to the exchange offer registration statement and that were acquired for its own account as a result of market-making activities or other trading activities (other than any old notes acquired directly from Griffon), may exchange such old notes pursuant to the exchange offer; however, such broker-dealer may be deemed to be an “underwriter” within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such new notes received by such broker-dealer in the exchange offer, which prospectus delivery requirement may be satisfied by the delivery by such broker dealer of this prospectus, as it may be amended or supplemented from time to time.

          We have agreed that we will provide sufficient copies of the latest version of this prospectus to such broker-dealers promptly upon request during the period ending on the earlier of (i) 180 days from the date on which the registration statement of which this prospectus forms a part becomes or is declared effective and (ii) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities.

          We and the guarantors will not receive any proceeds from any sale of new notes by brokers-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of new notes and any commissions or concessions received by an such persons may be deemed to be underwriting compensation under the Securities Act.

          We and the guarantors have agreed to pay certain expenses incident to the exchange offer and will indemnify each holder, its directors, officers, and each person, if any, who controls any holder within the meaning of the Securities Act and the Exchange Act, against certain liabilities, including certain liabilities under the Securities Act.

LEGAL MATTERS

          Certain legal matters with regard to the validity of the new notes and the new note guarantees will be passed upon for us by Dechert LLP.

EXPERTS

          The audited financial statements of Griffon as of September 30, 2009 and 2010 and for the three years in the period ended September 30, 2010, incorporated by reference into this prospectus by reference to the Company’s Current Report on Form 8-K, filed on June 24, 2011, have been audited by Grant Thornton LLP, an independent registered public accounting firm, as stated in their report appearing therein.

          The consolidated financial statements of ATT Holding Co. for the period ended September 30, 2010 and the related financial statement schedule, incorporated in this prospectus by reference from the Company’s Current Report on Form 8-K/A filed on April 22, 2011, have been audited by Grant Thornton LLP, an independent registered public accounting firm, as stated in their report appearing therein.

          The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from ATT Holding Co.’s Annual Report on Form 10-K for the fiscal year ended October 3, 2009, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION BY REFERENCE

          The SEC allows us to incorporate by reference into this prospectus the information in other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus or a prospectus supplement. We incorporate by reference in this prospectus the documents listed below:

•	Annual Report on Form 10-K of Griffon Corporation for the fiscal year ended September 30, 2010, portions of which have been updated by the Current Report on Form 8-K filed on June 24, 2011;

•	Quarterly Report on Form 10-Q of Griffon Corporation for the quarterly period ended December 31, 2010;

•

Quarterly Report on Form 10-Q of Griffon Corporation for the quarterly period ended March 31, 2011, portions of which have been replaced and superseded by the Current Report on Form 8-K filed on June 24, 2011;

•

Current Reports on Form 8-K of Griffon Corporation filed on October 1, 2010, February 9, 2011, March 7, 2011 (two reports), March 15, 2011 (two reports), March 17, 2011, March 18, 2011, April 26, 2011 and June 24, 2011, and the Current Reports on Form 8-K/A of Griffon Corporation filed on November 12, 2010, November 16, 2010 and April 22, 2011;

•	Proxy Statement on Schedule 14A of Griffon Corporation filed on December 15, 2010; and

•	Annual Report on Form 10-K of ATT Holding Co. for the fiscal year ended October 3, 2009.

          Our Current Report on Form 8-K filed on June 24, 2011 provides guarantor financial information pursuant to Rule 3-10 of Regulation S-X regarding certain of the Company’s subsidiaries that are guarantors of the notes.

          We are also incorporating by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this prospectus and prior to the consummation of the offering, except that, unless otherwise indicated, we are not incorporating any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K. Notwithstanding the foregoing, we are not incorporating any document or information deemed to have been furnished and not filed in accordance with SEC rules.

WHERE YOU CAN FIND MORE INFORMATION

          Griffon is subject to the information requirements of the Securities Exchange Act of 1934, and it files unaudited quarterly and audited annual reports, proxy and information statements and other information with the SEC. You may read and copy all or any portion of the reports, proxy and information statements or other information Griffon files at the SEC’s principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, after payment of fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0030 for further information on operation of the public reference rooms. The SEC also maintains a World Wide Web site which provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at the address http://www.sec.gov. In addition, Griffon posts its filed documents on its website at http://www.griffoncorp.com. Except for the documents incorporated by reference into this prospectus, the information on Griffon’s website is not part of this prospectus. You can also inspect reports, proxy statements and other information about Griffon at the offices of The New York Stock Exchange, Inc., located at 20 Broad Street, New York, New York 10005.

          While any Notes remain outstanding, Griffon will make available, on request, to any holder and any prospective purchaser of Notes the information required pursuant to Rule 144A(d)(4) under the Securities Act during any period in which Griffon is not subject to Section 13 or 15(d) of the Exchange Act.